Exhibit 10.7

NOTE PURCHASE AGREEMENT

BAM ADMINISTRATIVE SERVICES, LLC,
as Agent

PURCHASERS
From Time to Time Party Hereto,

USELL.COM, INC.,
BST DISTRIBUTION, INC.

and

WE SELL CELLULAR LLC

Dated: October 23, 2015

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LIST OF EXHIBITS

Form of Term Notes	Exhibit A
Form of Security Agreement	Exhibit B
Form of Pledge Agreement	Exhibit C
Form of Subsidiary Guaranty	Exhibit D
Form of Account Control Agreement	Exhibit E

LIST OF SCHEDULES

Schedule 1	Purchaser Commitments
Schedule 2	Closing Shareholders and Closing Shares
Schedule 6.2	Subsidiaries
Schedule 6.3	Capitalization
Schedule 6.5	Liabilities
Schedule 6.6	Agreements & Actions
Schedule 6.8	Reporting Documents
Schedule 6.9	Obligations to Related Parties
Schedule 6.10	Changes
Schedule 6.11	Permitted Encumbrances
Schedule 6.12	Intellectual Property
Schedule 6.14	Litigation
Schedule 6.15	Taxes
Schedule 6.16	Employee Agreement and Issues
Schedule 6.17	Registration Rights
Schedule 6.18	Compliance with Laws
Schedule 6.22	No Material Adverse Effect
Schedule 8.12	Use of Funds
Schedule 9.14	Properties
Schedule 8.24	Existing Indebtedness
Schedule 8.33	Material Agreements
Schedule 8.35	Deposit Accounts
Schedule 8.36	Post-Closing Covenant
Schedule 12.1	Indebtedness to be Paid Off

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 23, 2015, by and among USELL.COM, INC., a Delaware corporation (“USELL”), BST DISTRIBUTION, INC., a New York corporation (“BST”), WE SELL CELLULAR LLC, a Delaware limited liability company (“WE SELL” together with USELL and BST, each a “Company” and collectively the “Companies”), Purchasers from time to time a party hereto (each a “Purchaser” and collectively, the “Purchasers”), BAM ADMINISTRATIVE SERVICES, LLC., a Delaware limited liability company, as agent for each Purchaser, (the “Agent” and together with Purchasers, the “Creditor Parties”).

RECITALS

WHEREAS, Companies have authorized the sale to each Purchaser of original issue discount Secured Term Notes;

WHEREAS, USELL wishes to issue to each Purchaser shares of USELL’s common stock, $0.01 par value per share (the “Common Stock”) in connection with such Purchaser’s purchase of the applicable Notes;

WHEREAS, each Purchaser desires to purchase the applicable Notes and receive such Common Stock on the terms and conditions set forth herein; and

WHEREAS, each Company desires to issue and sell the applicable Notes and, in the case of USELL, issue Common Stock, to each Purchaser on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Agreement to Sell and Purchase.

1.1           Initial Offering. Pursuant to the terms and conditions set forth in this Agreement, on the Initial Closing Date (as defined in Section 4.1), Companies shall sell to each Purchaser, and each Purchaser shall purchase from Companies, the applicable original issue discount Notes listed on Schedule 1 under the heading “Initial Notes” and set forth opposite such Purchaser’s name, in the original aggregate principal amount of Four Million Forty Thousand dollars ($4,040,000) (each as amended, restated, modified and/or supplemented from time to time, an “Initial Note” and collectively the “Initial Notes”; and the result of (i) the principal amount of the Initial Notes purchased by a Purchaser and listed on Schedule 1 under the heading “Initial Notes” set forth opposite such Purchaser’s name, divided by (ii) Four Million Forty Thousand dollars ($4,040,000) being referred to as such Purchaser’s “Allocation Percentage”). The sale of the Initial Notes and the Closing Shares (as such term is defined below) on the Initial Closing Date shall be known as the “Initial Offering.” The Initial Notes will mature on the Maturity Date (as defined in each Initial Note). The Initial Notes shall be substantially in the form attached hereto as Exhibit A and shall include such notations, legends or endorsements set forth therefor or required by law. The proceeds of the Initial Notes are to be used in accordance with Section 8.12 of this Agreement.

1.2           Deferred Draw Notes. Pursuant to the terms and conditions set forth in this Agreement, Companies have the right (which right may be exercised two (2) times only) to request each Purchaser to purchase from Companies on such date (the “Deferred Draw Closing Date”) as is mutually agreed to by Companies and Purchasers but in any event on or prior to the date that is six (6) months from the Initial Closing Date, additional original issue discount Notes in the principal amount equal to the product of (a) the Deferred Draw Note Aggregate Principal Amount (as defined below), and (b) such Purchaser’s Allocation Percentage (each as amended, restated, modified and/or supplemented from time to time, a “Deferred Draw Note” and collectively the “Deferred Draw Notes”; and together with the Initial Notes, each individually a “Note” and collectively the “Notes”); provided that (i) the proceeds of the Deferred Draw Notes are used in accordance with Section 8.12 of this Agreement and legal fees and other closing expenses related to the closing of the Deferred Draw Notes, (ii) the aggregate principal amount of the Deferred Draw Notes does not exceed Four Million Forty Thousand dollars ($4,040,000), but is greater than or equal to Two Million Twenty Thousand dollars ($2,020,000), allocated pro rata among Purchasers in accordance with each Purchaser’s Allocation Percentage, (iii) any Company shall have provided written notice (the “Deferred Draw Notice”) to Purchasers at least 10 days prior to the Deferred Draw Closing Date, which notice shall state the proposed date of such borrowing, the aggregate amount of Deferred Draw Notes being requested (the “Deferred Draw Note Aggregate Principal Amount”), (iv) after giving effect to such Deferred Draw Note, Companies shall be in compliance with Section 8.23(b) and after giving effect to the purchase of such Deferred Draw Note, (v) both before and after the consummation of the purchase of the Deferred Draw Notes and the use of proceeds thereof, no Default or Event of Default (as defined in each Note) shall have occurred and be continuing, (vi) all assets purchased with the proceeds from the Deferred Draw Notes will be subject to a perfected first priority lien in favor of Agent for the benefit of Purchasers, (vii) Companies and Guarantors (as defined in the Subsidiary Guaranty) are, and immediately following such Deferred Draw Closing Date would be, in compliance with the terms of this Agreement and the Related Agreements (as defined below), (viii) the other conditions to Purchasers’ obligations to purchase the Initial Notes are satisfied as if applied to the Deferred Draw Notes, and (ix) prior to the Deferred Draw Closing Date, Companies receive written confirmation from Agent of its election, on behalf of Purchasers, to purchase the proposed Deferred Draw Notes, which election will be in the sole discretion of Agent. The Deferred Draw Notes shall be substantially in the form attached hereto as Exhibit A and shall include such notations, legends or endorsements set forth therefor or required by law. The Deferred Draw Notes will have the same Maturity Date and repayment schedule as the Initial Notes. Each Deferred Draw Note shall be dated the date of its issuance. The terms and provisions contained in the Deferred Draw Notes when issued shall constitute, and are hereby expressly made, a part of this Agreement, and to the extent applicable, any Company and Purchasers, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby. For purposes of this Agreement, “Default” means any of the events specified in Section 1.6 of the Notes which constitutes an Event of Default or which, upon the giving of notice or the lapse of time, or both, pursuant to Section 1.6 of the Notes would, unless cured or waived, become an Event of Default.

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1.3           Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Notes and the Closing Shares purchased by Purchasers shall equal Four Million dollars ($4,000,000) for the Initial Notes and the Initial Closing Shares and Four Million dollars ($4,000,000) for the Deferred Draw Notes and the Additional Closing Shares.

2.           Disbursement Letters; Closing Expenses. Prior to each Closing Date (as defined below), Companies shall issue to each Purchaser a disbursement letter (collectively the “Disbursement Letters” and each, a “Disbursement Letter”) setting forth the Purchase Price payable by such Purchaser at such Closing Date and the recipients to receive such proceeds on behalf of Companies and to the extent that any proceeds are to be payable to any of the Companies such amounts shall be deposited in the Agent Controlled Account (as such term is defined in Section 5.1 below). All expenses incurred by Agent and Purchasers in connection with the review, documentation and closing of transactions contemplated herein and in the Related Agreements (net of deposits previously paid by Companies) shall be paid by Companies on the applicable Closing Date, as shall be set forth in the Disbursement Letters. The Disbursement Letters shall be subject to Agent’s review and approval.

3.           Closing Shares.

(a)          On the Initial Closing Date, USELL will issue and deliver to each Purchaser the number of shares of Common Stock set forth opposite its name on Schedule 2 (the “Initial Closing Shares”) in connection with the Initial Offering pursuant to Section 1 hereof.

(b)          On each Delayed Draw Closing Date, USELL will issue and deliver to each Purchaser, such Purchaser’s Allocation of an amount equal to 60,000 shares of Common Stock for each $1,000,000 of Delayed Draw Notes being purchased (the “Additional Closing Shares” together with the Initial Closing Shares, the “Closing Shares”).

(c)          All the representations, covenants, warranties, undertakings, and indemnification, and other rights made or granted to or for the benefit of each Purchaser Party by Companies, to the extent relevant to the Closing Shares, are hereby also made and granted for the benefit of the holder of the Closing Shares.

4.           Closing, Delivery and Payment.

4.1           Closing. Subject to the terms and conditions herein, the closing of the Initial Offering shall take place on the Initial Closing Date, and the closing of the issuance of the Deferred Draw Notes shall take place on the Deferred Draw Closing Date, in each case, at such time or place as any Company and Agent may mutually agree (such dates are hereinafter referred to as the “Initial Closing Date” and “Deferred Draw Closing Date,” as applicable, and each a “Closing Date”).

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4.2           Delivery. At the closing of the Initial Offering on the Initial Closing Date and the closing of the issuance of the Deferred Draw Notes on the Deferred Draw Closing Date, as applicable, Companies will deliver to each Purchaser, among other things, the applicable Initial Note or Deferred Draw Note purchased by such Purchaser, USELL will deliver to each Purchaser the Closing Shares and such Purchaser will deliver to any Company the amount set forth opposite its name in the Disbursement Letter for such Purchaser by wire transfer of immediately available funds to an account designated by any Company in the Disbursement Letters. Each Company hereby acknowledges and agrees that each Purchaser’s obligation to purchase the applicable Initial Note or Deferred Draw Note from any Company on the Initial Closing Date or Deferred Draw Closing Date, as applicable, shall be contingent upon the satisfaction (or waiver by Agent) as determined by Agent in its good faith discretion, of the conditions precedent set forth herein.

5.           Cash Management; Application of Proceeds.

5.1           Cash Management. Each Company will, at its expense, establish (and revise from time to time as Lender may require) procedures acceptable to Agent, in Agent’s sole discretion, for the collection of checks, wire transfers and all other proceeds of all of such Company’s account receivable and other Collateral (“Collections”), which shall include directing all account debtors, including PayPal and any and all other third party payors, to send all account proceeds directly to an account designated by Agent in the name of Agent (the “Agent Controlled Account”), depositing all Collections received by such Company into an Agent Controlled Account and depositing all the proceeds from the purchase of the Notes not disbursed on the applicable Closing Date. In addition, each Company shall provide Agent at all times with the information necessary to access and/or obtain funds from any accounts maintained by third party payors on behalf of such Company. Companies shall maintain cash in the Agent Controlled Account in an amount sufficient to comply with Section 8.23(b). A Company may request that Agent disburse the amounts in the Agent Controlled Account to a Springing Controlled Account (as defined below), provided that no Event of Default has occurred and be continuing and after giving effect to such disbursement, Companies shall be in compliance with Section 8.23(b). Within forty five (45) days of the Initial Closing Date, each Company and each of its Subsidiaries (as such term is defined in Section 6.1 below) shall have entered into Account Control Agreements (as such term is defined in Section 6.1 below) with respect to each of its deposit accounts (other than the “Non-Controlled Accounts” (as such term is defined below)) providing for “springing” cash dominion over disbursement accounts and other deposit accounts (such accounts, the “Springing Controlled Accounts”). Each Company shall provide Agent with the information necessary for Agent to have online access to account balances and activity for each bank account maintained by such Company and no Company shall change any such information unless and until Agent shall have provided such Company written notice acknowledging Agent’s receipt of such updated information. With respect to the Springing Controlled Accounts, Agent shall not deliver to the relevant depository a notice or other instruction which provides for exclusive control over such account by Agent unless an Event of Default shall have occurred and be continuing. Within forty-five (45) days of the Initial Closing Date, the Non-Controlled Accounts shall be closed. All amounts in Non-Controlled Accounts in excess of $25,000 in the aggregate at any time shall be remitted by each Company and each Subsidiary to a Springing Controlled Account within two (2) business days of receipt therein. As used in this Agreement, “Non-Controlled Accounts” means deposit accounts of each Company and its Subsidiaries  not used as the main depository or disbursement account of such Person (as such term is defined below).

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5.2           Application of Proceeds. Agent is hereby directed to apply amounts deposited in the Agent Controlled Accounts shall be applied as follows: first, to payment of costs and expenses of Agent and Purchasers payable or reimbursable by Companies under this Agreement or any Related Agreement; second, to payment of all accrued unpaid interest on the Notes; third, to payment of principal of the Notes then due and payable; fourth, to payment of any other amounts owing constituting Liabilities (as such term is defined in Section 13.16 below) the due and payable; and fifth, absent the occurrence and continuation of an Event of Default, in accordance with Section 5.3 below.

5.3           Disbursements from Agent Controlled Account. Companies shall request that Agent consent to the release of funds from an Agent Controlled Account by written request to Agent at least two (2) business days prior to the requested release. If an Event of Default has occurred and is continuing, Agent shall have no obligation to authorize the release of funds from an Agent Controlled Account.

6.           Representations and Warranties of any Company. Each Company hereby represents and warrants to each Purchaser as follows:

6.1           Organization, Good Standing and Qualification. Such Company and each of its Subsidiaries is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Company and each of its Subsidiaries has the corporate, limited liability company or partnership, as the case may be, power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, to (1) execute and deliver (i) this Agreement, (ii) the Notes to be issued in connection with this Agreement, (iii) the Closing Shares, (iv) the Security Agreement to be dated as of the Initial Closing Date among Companies, all of the Subsidiaries of Companies and Agent, in the form attached hereto as Exhibit B with any changes thereto as are approved by Companies and Agent (as amended, restated, modified and/or supplemented from time to time, the “Security Agreement”), (v) the Pledge Agreement to be dated as of the Initial Closing Date among Companies, certain Subsidiaries of Companies and Agent, in the form attached hereto as Exhibit C with any changes thereto as are approved by Companies and Agent (as amended, restated, modified and/or supplemented from time to time, the “Pledge Agreement”), (vi) the Guaranty Agreement dated as of the Initial Closing Date among all of the Subsidiaries of Companies (collectively, “Guarantors”) in favor of Creditor Parties, in the form attached hereto as Exhibit D with any changes thereto as are approved by Companies and Agent (as amended, restated, modified and/or supplemented from time to time, the “Subsidiary Guaranty”), (vii) Account Control Agreements, in each case, dated as of the Initial Closing Date, among Companies and the Subsidiaries of Companies, Agent and the applicable financial institution in the form attached hereto as Exhibit E with any changes thereto as are approved by Companies and Agent (as amended, restated, modified and/or supplemented from time to time, each, an “Account Control Agreement” and together, the “Account Control Agreements”), and (viii) all other documents, instruments, guarantees and agreements entered into in connection with the transactions contemplated hereby and thereby (the preceding clauses (ii) through (viii), collectively, the “Related Agreements”); (2) issue and sell the Notes; (3) issue the Closing Shares and (4) carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted. Each Company and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation, partnership or limited liability company, as the case may be, in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of Companies and Subsidiaries of Companies, taken as a whole, (b) the legality, invalidity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral (as defined in the Security Agreement) or (c) the ability of any Company and its Subsidiaries, taken as a whole, to perform their obligations under this Agreement or the Related Agreements (a “Material Adverse Effect”). As used herein, the term “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. As used herein, the term “Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority (as defined below).

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6.2         Subsidiaries. Each Company holds all right, title and interest in and to 100% of the capital stock, equity, membership interests or similar interests of each of the Subsidiaries as reflected on Schedule 6.2, in each case, free and clear of any Liens (as defined below), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of free and clear ownership by a current holder. Except as set forth on Schedule 6.2, no Company nor any of its Subsidiaries directly or indirectly owns any security, equity or beneficial ownership interest in any other Person (including through joint venture or partnership agreements) or has any other interest in any other Person.

6.3         Capitalization; Voting Rights.

(a)          The authorized capital stock of USELL, as of the date hereof is set forth on Schedule 6.3.

(b)          Except as disclosed on Schedule 6.3, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or equity holder agreements, or arrangements or agreements of any kind for the purchase or acquisition from any Company or any Subsidiary of any of its equity interests. Except as disclosed on Schedule 6.3, neither the offer, issuance or sale of any of the Notes, or the issuance of any of the Closing Shares, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any equity interests of any Company outstanding, under anti-dilution or other similar provisions contained in or affecting any such equity interests.

(c)          Except as disclosed on Schedule 6.3, all issued and outstanding shares of each Company’s common stock: (i) have been duly authorized and validly issued and are fully paid and non-assessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of equity interests.

(d)          The rights, preferences, privileges and restrictions of the shares of each Company’s equities are as stated in such Company’s certificate or articles of formation. The Closing Shares have been issued in compliance with the provisions of this Agreement and the applicable Company’s organizational documents and have been validly issued, fully paid and are non-assessable, and all equity interests will be free of any Liens; provided, however, that the equity interests may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

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6.4         Authorization; Binding Obligations. All corporate, partnership or limited liability company, as the case may be, action on the part of each Company and each of its Subsidiaries (including their respective officers and directors) necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of each Company and its Subsidiaries hereunder and under the other Related Agreements at the Initial Closing Date and/or the Deferred Draw Closing Date, as applicable, and the authorization, sale, issuance and delivery of the Notes and Closing Shares has been taken or will be taken prior to the applicable closing date. This Agreement and the Related Agreements, when executed and delivered and to the extent it is a party thereto, will be valid and binding obligations of each Company and each of its Subsidiaries, enforceable against each such Person in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and (b) general principles of equity that restrict the availability of equitable or legal remedies. The sale of the Notes is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. The issuance of the Closing Shares is not subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

6.5         Liabilities; Solvency.

(a)          Except as set forth in the consolidated balance sheet of USELL and its Subsidiaries and WE SELL and BST, each dated September 30, 2015, or on Schedule 6.5 and for Permitted Encumbrances (as defined below), no Company nor any of its Subsidiaries has any material liabilities, except current liabilities incurred in the ordinary course of business since September 30, 2015.

(b)          Both before and after giving effect to (a) the transactions contemplated hereby that are to be consummated on each Closing Date, (b) the disbursement of the proceeds of, or the assumption of the liability in respect of, the Notes pursuant to the instructions or agreement of Companies and (c) the payment and accrual of all transaction costs in connection with the foregoing, Companies and Guarantors, on a consolidated basis, are and will be, Solvent. For purposes of this Agreement, “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

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6.6          Agreements; Action. Except as set forth on Schedule 6.6:

(a)          There are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which any Company or any of its Subsidiaries is a party or by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, any Company or any of its Subsidiaries in excess of $50,000 (other than obligations of, or payments to, any Company or any of its Subsidiaries arising from purchase or sale agreements, contracts for services, marketing and advertising related agreements, etc. entered into in the ordinary course of business); or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from any Company or any of its Subsidiaries (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution of any Company’s or any of its Subsidiaries’ products or services; or (iv) indemnification by any Company or any of its Subsidiaries with respect to infringements of proprietary rights.

(b)          Since June 30, 2015 (as to WE SELL and BST) and September 30, 2015 as to USELL (the “Measurement Date”), no Company nor any of its Subsidiaries has: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or equity; (ii) incurred any Indebtedness individually in excess of $50,000 or, in the case of Indebtedness individually less than $50,000, in excess of $100,000 in the aggregate; (iii) made any loans or advances to any Person not in excess, individually or in the aggregate, of $100,000, other than ordinary course advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business; and as of the date of this Agreement, no Company nor any of its Subsidiaries has any outstanding Indebtedness. For purposes of this Agreement, “Indebtedness” of any Person means, without duplication: (a) all Indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including earn-outs (other than accrued expenses incurred in the ordinary course of business and trade payables entered into in the ordinary course of business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all Indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own stock or stock equivalents (or any stock or stock equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such stock plus accrued and unpaid dividends; (i) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (and for purposes of this Agreement, if such Person is not liable for the payment of such Indebtedness, the amount of Indebtedness of such Person shall be deemed to be the fair market value of such property); and (j) all Contingent Obligations in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. As used in this Agreement, “Capital Lease Obligation” means, as to any Person, any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP (as defined below), and the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

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(c)          For the purposes of subsections (a) and (b) above, all Indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons any Company or any Subsidiary of any Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

6.7           Internal Accounting Controls; Disclosure Controls and Procedures. Each Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) except as respects BST and WE SELL prior to the Initial Closing Date, transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles (“GAAP”) and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2010, USELL has timely filed (taking into account any extensions of such time frames permitted by Rule 12b-25 under the Exchange Act pursuant to timely filed Forms 12b-25) and made publicly available on the Security and Exchange Commission’s (the “SEC”) Electronic Data Gathering, Analysis, and Retrieval system (or the successor thereto) (“EDGAR”) system, all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) Section 906 of Sarbanes Oxley with respect to any SEC Documents (as defined below). USELL maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that the information required to be disclosed by USELL in the reports that it files with or submits to the SEC (x) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (y) is accumulated and communicated to USELL’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. USELL maintains internal control over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such internal control over financial reporting is effective and does not contain any material weaknesses or significant deficiencies.

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6.8          SEC Documents; Financial Statements; Sarbanes-Oxley.

(a)          Since January 1, 2010, USELL has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date this representation is made (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein) being hereinafter referred to as the “SEC Documents”). USELL has made available to Purchasers or their respective representatives, or filed and made publicly available on EDGAR no less than five (5) days prior to the date this representation is made, true and complete copies of the SEC Documents. Except as set forth on Schedule 6.8, each of the SEC Documents was filed with the SEC within the time frames prescribed by the SEC for the filing of such SEC Documents (including any extensions of such time frames permitted by Rule 12b-25 under the Exchange Act pursuant to timely filed Forms 12b-25) such that each filing was timely filed (or deemed timely filed pursuant to Rule 12b-25 under the Exchange Act) with the SEC. Except as set forth in Schedule 6.8, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. Except as set forth in Schedule 6.8, none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, except as set forth on Schedule 6.8, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment has not been filed and made publicly available on the SEC’s EDGAR system no less than five (5) days prior to the date this representation is made. Except as set forth on Schedule 6.8, USELL has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff.

(b)          USELL will file its annual report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”) by no later than April 15, 2016, which is within the time frame prescribed by the SEC for the filing thereof (including the extension of such time frame permitted by Rule 12b-25 under the Exchange Act pursuant to a timely filed Form 12b-25) such that the 2014 Form 10-K will be deemed timely filed with the SEC pursuant to Rule 12b-25 under the Exchange Act. The 2015 Form 10-K will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the 2015 Form 10-K, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(c)          As of their respective dates, the consolidated financial statements of Companies and their Subsidiaries included in the SEC Documents (or to be included in the 2015 Form 10-K) complied (or will comply, as applicable) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may be subject to normal year-end adjustments, may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of USELL as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No Company, its Subsidiaries and their respective officers, directors and Affiliates or, to any Company’s Knowledge, any equity holder of any Company has made any filing with the SEC (other than the SEC Documents), issued any press release or made, distributed, paid for or approved (or engaged any other Person to make or distribute) any other public statement, report, advertisement or communication on behalf of any Company or any of its Subsidiaries or otherwise relating to any Company or any of its Subsidiaries that contains any untrue statement of a material fact or omits any statement of material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading or has provided any other information to Purchasers, that contains any untrue statement of a material fact or, with respect to written information, omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. No Company is required to file and will not be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date this representation is made and to which any Company or any of its Subsidiaries is a party or by which any Company or any of its Subsidiaries is bound that has not been previously filed as an exhibit (including by way of incorporation by reference) to any Company’s reports filed or made with the SEC under the Exchange Act. The accounting firm that expressed its opinion with respect to the consolidated financial statements included in USELL’s most recently filed annual report on Form 10-K, and reviewed the consolidated financial statements included in USELL’s most recently filed quarterly report on Form 10-Q was, and the accounting firm that is expressing its opinion with respect to the consolidated financial statements to be included in the 2015 Form 10-K is, independent of Companies pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and as required by the applicable rules and guidance from the Public Company Accounting Oversight Board (United States), and such firm was (or is, as applicable) otherwise qualified to render such opinion under applicable law and the rules and regulations of the SEC. There is no transaction, arrangement or other relationship between any Company and an unconsolidated or other off-balance-sheet entity that is required to be disclosed by any Company in its reports pursuant to the Exchange Act that has not been so disclosed in the SEC Documents prior to the date of this Agreement.

(d)          USELL is in all material respects in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”).

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(e)          Except as set forth on Schedule 6.8, no Company nor any of its Subsidiaries nor, to any Company’s Knowledge, any director, officer or employee, of any Company or any of its Subsidiaries, has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that any Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing any Company or any of its Subsidiaries, whether or not employed by any Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by any Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to any Company’s board of directors or any committee thereof or to any director or officer of any Company pursuant to Section 307 of Sarbanes-Oxley, and the SEC’s rules and regulations promulgated thereunder. There have been no internal or SEC investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, principal financial officer, the board of directors or any committee thereof. USELL is not, and never has been, a “shell company” (as defined in Rule 12b-2 under the Exchange Act), except as set forth on Schedule 6.8.

(f)          As used in this Agreement, the “Company’s Knowledge” and similar language means, unless otherwise specified, the actual knowledge of any “officer” (as such term is defined in Rule 16a-1 under the Exchange Act) of any Company, and the knowledge any such officer would be expected to have after reasonable due diligence inquiry.

6.9          Obligations to Related Parties. Except as set forth on Schedule 6.9, there are no obligations of any Company or any of its Subsidiaries to officers, directors, stockholders, equity holders or employees of any Company or any of its Subsidiaries other than:

(a)          for payment of salary for services rendered and for bonus payments;

(b)          reimbursement for reasonable expenses incurred on behalf of any Company and/or its Subsidiaries;

(c)          for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the board of directors and equity holders of any Company and/or any Subsidiary of such Company, as applicable); and

(d)          intercompany obligations among Companies and each of its Subsidiary’s financial statements.

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Except as described above, or as set forth on Schedule 6.9, none of the officers, directors or, to the best of such Company’s Knowledge (as defined herein), other employees or equity holders of any Company or any of its Subsidiaries or any members of their immediate families, are indebted to any Company or any of its Subsidiaries, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which any Company or any of its Subsidiaries is affiliated or with which such Company or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with any Company or any of its Subsidiaries, other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) which may compete with any Company or any of its Subsidiaries. Except as described above, no officer, director or equity holder of any Company or any of its Subsidiaries, or any member of their immediate families, is, directly or indirectly, interested in any material contract with any Company or any of its Subsidiaries and no agreements, understandings or proposed transactions are contemplated between any Company or any of its Subsidiaries and any such Person. Except as set forth on Schedule 6.9, no Company nor any of their Subsidiaries is a guarantor or indemnitor of any indebtedness of any other Person.

6.10        Changes. Since the Measurement Date, except as disclosed on Schedule 6.10, there has not been:

(a)          any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of any Company or any of its Subsidiaries, which individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          any resignation or termination of any key officer, key employee or group of key employees of any Company or any of its Subsidiaries;

(c)          any material change, except in the ordinary course of business, in the contingent obligations of any Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d)          any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)          any express waiver by any Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(f)          any direct or indirect loans made by any Company or any of its Subsidiaries to any equity holder, employee, officer or director of any Company or any of its Subsidiaries, other than advances made in the ordinary course of business;

(g)          any material change in any compensation arrangement or agreement with any employee, officer, director or equity holder of any Company or any of its Subsidiaries;

(h)          any declaration or payment of any dividend or other distribution of the assets of any Company or any of its Subsidiaries;

(i)          any labor organization activity related to any Company or any of its Subsidiaries;

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(j)          any debt, obligation or liability incurred, assumed or guaranteed by any Company or any of its Subsidiaries, except those for current liabilities incurred in the ordinary course of business;

(k)          any sale, assignment, transfer, abandonment or other disposition of any patent, trademark, copyright, trade secret or other intangible asset owned by any Company or any of its Subsidiaries;

(l)          any change in any material agreement to which any Company or any of its Subsidiaries is a party or by which any Company or any of its Subsidiaries is bound which either individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(m)          any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(n)          any arrangement or commitment by any Company or any of its Subsidiaries to do any of the acts described in subsection (a) through (m) above.

6.11        Title to Properties and Assets; Liens, Etc. Except as set forth on Schedule 6.11, each Company and each of its Subsidiaries has good and marketable title to its properties and assets, and good title to its leasehold interests, in each case subject to no mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind or any restrictive covenant, condition, restriction or exception of any kind that has the practical effect of creating a mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind (including any of the foregoing created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor with respect to a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing) (each for the foregoing, a “Lien”), other than the following (each a “Permitted Encumbrance”):

(a)          those Liens in favor of Agent, for the ratable benefit of the Creditor Parties;

(b)          Liens for taxes or other governmental charges not at the time due and payable, or (if foreclosure, distraint, sale or other similar proceeding shall not have been initiated) which are being contested in good faith by appropriate proceedings diligently prosecuted, so long as foreclosure, distraint, sale or other similar proceedings have not been initiated, and in each case for which each Company and its Subsidiaries maintain adequate reserves in accordance with GAAP in respect of such taxes and charges;

(c)          easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens arising in the ordinary course of business and not materially detracting from the value of the property subject thereto and not interfering in any material respect with the ordinary conduct of the business of any Company or any of its Subsidiaries;

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(d)          Liens arising in the ordinary course of business in favor of carriers, warehousemen, mechanics and materialmen, or other similar Liens imposed by law, which remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case for which adequate reserves in accordance with GAAP are being maintained;

(e)          with respect to Companies and Guarantors, deposits, letters of credit, bank guarantees and pledges of cash in an aggregate amount not in excess of $200,000 securing (i) obligations in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of tenders, statutory obligations, bids, leases, contracts and other similar obligations (other than for borrowed money), (iii) obligations on letters of credit, surety, bid, performance or appeal bonds, or (iv) financing of insurance premiums and other insurance obligations; and

(f)          Liens set forth on Schedule 6.11 securing Indebtedness outstanding as of the date of this Agreement, and not to be repaid on the Initial Closing Date, as set forth on Schedule 6.11, without any refinancing, extension, amendment or other modification thereof (except to the extent expressly permitted under Section 6.11 to this Agreement).

All machinery, equipment, fixtures, vehicles and other properties owned, leased or used by any Company or any of its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

6.12        Intellectual Property.

(a)          Except as set forth on Schedule 6.12 hereto, each Company and each of its Subsidiaries owns or possesses sufficient legal rights to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and, to each Company’s Knowledge, as presently proposed to be conducted (the “Intellectual Property”). There are no settlements or consents, covenants not to sue, non-assertion assurances, or releases to which any Company or any of its Subsidiaries is bound, which affects its rights to own or use any Intellectual Property.

(b)          Except as set forth on Schedule 6.12 hereto, the conduct of each Company’s and each of its Subsidiaries’ business as now conducted, and as presently proposed to be conducted, does not (and will not) result in any infringement or other violation of the valid Intellectual Property rights of others.

(c)          Schedule 6.12 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of (i) all registrations and applications for Intellectual Property owned by each Company and each of its Subsidiaries filed or issued by any Intellectual Property registry and (ii) all Intellectual Property licenses and which are either material to the business of any Company or relate to any material portion of any Company’s or any of its Subsidiaries’ inventory, including licenses for standard software having a replacement value of more than $1,000. None of such Intellectual Property licenses are reasonably likely to be construed as an assignment of the licensed Intellectual Property to such Company or any of its Subsidiaries.

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(d)          Except as set forth on Schedule 6.12 hereto, there are no claims pending or, to the best of each Company’s Knowledge, threatened and no Company nor any of their Subsidiaries has received any other communications alleging that any Company or any of its Subsidiaries has infringed, diluted, misappropriated, or otherwise violated any Intellectual Property rights of any other Person, nor is any Company or any of its Subsidiaries aware of any basis therefore.

(e)          Except as set forth on Schedule 6.12 hereto, no Company nor any of their Subsidiaries is aware of any infringement, dilution, misappropriation, or other violation of its Intellectual Property by any other Person.

(f)          Except as set forth on Schedule 6.12 hereto, no Company nor any of their Subsidiaries utilizes any inventions, trade secrets or other Intellectual Property of any of its employees, officers, or contractors except for inventions, trade secrets or other Intellectual Property (i) that is owned by such Company or such Subsidiary as a matter of law, (ii) that is lawfully licensed to such Company or such Subsidiary, or (iii) that has been rightfully assigned to such Company or such Subsidiary.

(g)          Each Company and its Subsidiaries have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all owned and registered Intellectual Property, and no such filing contains any misstatements of fact. All documentation necessary to maintain and effect each Company’s and its Subsidiaries’ ownership of all owned Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and all other applicable official offices.

6.13         Compliance with Other Instruments. No Company nor any of its Subsidiaries is in violation or default of (x) any term of its certificate or articles of formation, bylaws, operating agreement or similar organizational document, or (y) any provision of any Indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Related Agreements to which it is a party, and the issuance and sale of the Notes by Companies and the Closing Shares by USELL each pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in (i) any violation, or be in conflict with or constitute a default under any such term or provision, (ii) the creation of any Lien upon any of the properties or assets of any Company or any of its Subsidiaries, or (iii) the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to any Company or any of its Subsidiaries, its business or operations or any of its assets or properties.

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6.14        Litigation. Except as set forth on Schedule 6.14, there is no action, suit, proceeding (whether administrative, judicial or otherwise) or governmental investigation or arbitration pending or, to any Company’s Knowledge, currently threatened against or affecting any Company or any of its Subsidiaries that prevents any Company or any of its Subsidiaries from entering into this Agreement or the other Related Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of any Company or any of its Subsidiaries, nor does any Company have any Knowledge that there is any basis to assert any of the foregoing. The estimated maximum amount of liability or exposure of each Company with respect to each litigation set forth on Schedule 6.14 does not exceed the amount set forth on Schedule 6.14 with respect thereto. No Company nor any of their Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority. There is no action, suit, proceeding or investigation by any Company or any of its Subsidiaries currently pending or which any Company or any of its Subsidiaries intends to initiate which could reasonably be expected to have a Material Adverse Effect.

6.15        Tax Returns and Payments. Each Company and each of its Subsidiaries has timely filed all tax returns (federal, state, provincial and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by any Company or any of its Subsidiaries on or before the Initial Closing Date or Deferred Draw Closing Date, as applicable, have been paid or will be paid prior to the time they become delinquent. There are no unpaid taxes in any material amount claimed in writing to be due from any Company by the taxing authority of any jurisdiction and there is no basis for any such claim. Except as set forth on Schedule 6.15, no Company nor any of their Subsidiaries has been advised:

(a)          that any of its returns, federal, state, provincial or other, have been or are being audited as of the date hereof; or

(b)          of any adjustment, deficiency, assessment or court decision in respect of its federal, state, provincial or other taxes.

6.16        Employees. Except as set forth on Schedule 6.16 or except, in the case of USELL, as disclosed in the Exchange Act Filings, no Company nor any of their Subsidiaries has any collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to any Company’s Knowledge, threatened with respect to any Company or any of its Subsidiaries. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, no Company nor any of their Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To each Company’s Knowledge, no employee of any Company or any of its Subsidiaries, nor any consultant with whom any Company or any of its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, any Company or any of its Subsidiaries because of the nature of the business to be conducted by any Company or any of its Subsidiaries; and to each Company’s Knowledge the continued employment by each Company and its Subsidiaries of their present employees, and the performance of each Company’s and its Subsidiaries’ contracts with its independent contractors, will not result in any such violation. No Company nor any of their Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would interfere with their duties to such Company or any of its Subsidiaries. No Company nor any of its Subsidiaries has received any notice alleging that such violation has occurred. Except for employees who have a current effective employment agreement with any Company or any of its Subsidiaries, no employee of any Company or any of its Subsidiaries has been granted the right to continued employment by any Company or any of its Subsidiaries or to any material compensation following termination of employment with any Company or any of its Subsidiaries. Except as set forth on Schedule 6.16, no Company has any Knowledge that any officer, key employee or group of employees intends to terminate his, her or their employment with such Company or any of its Subsidiaries, nor does any Company or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

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6.17         Registration Rights and Voting Rights. Except as set forth on Schedule 6.17, no Company nor any of their Subsidiaries is presently under any obligation, and no Company nor any of their Subsidiaries has granted any rights, to register any of any Company’s or its Subsidiaries’ presently outstanding equity interests or any of its equity interests that may hereafter be issued. Except as set forth on Schedule 6.17, to each Company’s Knowledge, no equity holder of any Company or any of its Subsidiaries has entered into any agreement with respect to the voting of equity interests of any Company or any of its Subsidiaries.

6.18         Compliance with Laws; Permits. No Company nor any of its Subsidiaries is in violation of any provision of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any other Related Agreement and the issuance of any of the Notes or Closing Shares, except such as have been duly and validly obtained or filed on or prior to the Initial Closing Date and which are set forth on Schedule 6.18. Each Company and each of its Subsidiaries (i) is in compliance with and (ii) has procured and is now in possession of, all material franchises, licenses, permits and similar authorizations required by any applicable law or regulation for the operation of its business in each jurisdiction wherein it is now conducting business.

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6.19         Environmental and Safety Laws. There are no pending actions, suits or proceedings by or before any arbitrator or Governmental Authority pending, or to the Knowledge of each Company, threatened against such Company or any of its Subsidiaries under Environmental Law. Each Company and its Subsidiaries (i) are and have been in full compliance with Environmental Law and have no Knowledge or any material expenditure that will be required to maintain such compliance in the future; (ii) have not received any notice or claim alleging that they are not in full compliance with or otherwise have liability under Environmental Law; and (iii) have no Knowledge of any facts or circumstances that could reasonably be expected to form the basis of any such claim. No Hazardous Materials are present or are used or have been used, stored, or released by any Company or its Subsidiaries, or to their Knowledge by any other Person, at any property currently owned, or, formerly owned, leased or operated by any Company or its Subsidiaries or disposed of at any other location by any Company or its Subsidiaries except (1) in compliance with Environmental Law; and (2) in quantities and under circumstances that would not require investigation or remediation by any Company or its Subsidiaries. No Company nor any of their Subsidiaries have assumed by contract or by operation of law the liabilities arising under Environmental Law of any other Person. Each Company and its Subsidiaries have provided to Agent all material reports, audits and assessments in their possession or control regarding the environmental condition of any property currently or formerly owned or operated by such Company or any Subsidiary. As used herein, “Environmental Law” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, legally binding notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to pollution or the environment , preservation or reclamation of natural resources, the management, generation, use, handling, treatment, transportation, storage, disposal or release or threatened release of or exposure to Hazardous Materials, or occupational health and safety, “Governmental Authority” means any nation or government, any state, province other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and “Hazardous Materials” means materials, wastes or pollutants listed or defined as “hazardous materials”, “hazardous wastes” ,”toxic substances” or by words of similar import or any other substance or waste otherwise regulated by applicable Environmental Law, including nuclear materials and radioactive substances or wastes, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and toxic mold.

6.20         Valid Offering. Assuming the accuracy of the representations and warranties of Purchasers contained in this Agreement, the offer, sale and issuance of the Notes and the Closing Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state equity interests laws.

6.21         Acknowledgment Regarding Purchaser’s Purchase of Notes. Each Company further acknowledges that no Credit Party is acting as a financial advisor or fiduciary of any Company (or in any similar capacity) with respect to this Agreement and the Related Agreements, and the transaction contemplated hereby and thereby, and any advice given by any Creditor Party or any of their respective representatives or agents in connection with this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby is merely incidental to such Purchaser’s purchase of the Notes and the issuance of the Closing Shares. Each Company further represents to each Creditor Party that such Company’s decision to enter into this Agreement and the Related Agreements has been based solely on the independent evaluation by each Company and its representatives.

6.22         No Material Adverse Effect; No Undisclosed Liabilities. Except as disclosed in the SEC Documents filed prior to the date of this Agreement or as set forth on Schedule 6.22, since the Measurement Date, there has been no Material Adverse Effect and no circumstances exist that could reasonably be expected to be, cause or have a Material Adverse Effect.

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6.23         General Solicitation. No Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Notes.

6.24         No Integrated Offering. No Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Notes under the Securities Act, including causing this offering of the Notes to be integrated with prior offerings by any Company for purposes of the Securities Act such that registration of any of the Notes would be required, nor will any Company take any action or steps that would require registration of the issuance of any of the Notes under the Securities Act, including causing the offering of the Notes to be integrated with other offerings for purposes of the Securities Act such that registration of any of the Notes would be required.

6.25         Listing. USELL is not in violation of any of the rules, regulations or requirements of the OTCQB (the “Principal Market”), and, to USELL’s Knowledge, there are no facts or circumstances that could reasonably lead to suspension or termination of trading of any Company’s common stock (the “Common Stock”) on the Principal Market. Since May 6, 2015, (i) the Common Stock has been listed on the Principal Market, (ii) trading in the Common Stock has not been suspended or deregistered by the SEC or the Principal Market and (iii) USELL has not received any communication, written or oral, from the SEC or the Principal Market regarding the suspension or termination of trading of the Common Stock on the Principal Market. USELL satisfies the quantitative standards for continued listing of the Common Stock on the Principal Market.

6.26         Investment Company. No Company is, and upon each of the Initial Closing Date and the Deferred Draw Closing Date, will not be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

6.27         No Disqualification Events. No Company, any of its predecessors, any director, executive officer, other officer of any Company participating in the offering contemplated hereby, any beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of any Company’s outstanding voting equity securities, calculated on the basis of voting power, any “promoter” (as that term is defined in Rule 405 under the Securities Act) connected with any Company in any capacity at the time any closing, any placement agent or dealer participating in the offering of the Notes, and any of such agents’ or dealer’s directors, executive officers, other officers participating in the offering of the Notes (each, a “Covered Person” and, together, “Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). Each Company has exercised reasonable care to determine (i) the identity of each Person that is a Covered Person; and (ii) whether any Covered Person is subject to a Disqualification Event. Each Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e). With respect to each Covered Person, each Company has established procedures reasonably designed to ensure that such Company receives notice from each such Covered Person of (i) any Disqualification Event relating to that Covered Person, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to that Covered Person; in each case occurring up to and including any Closing Date. No Company is for any other reason disqualified from reliance upon Rule 506 of Regulation D under the Securities Act for purposes of the offer and sale of the Notes.

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6.28         Full Disclosure. Each Company and each of its Subsidiaries has provided Purchasers with all information requested by Purchasers in connection with Purchasers’ decision to purchase the Notes and Closing Shares, including all information each Company and its Subsidiaries believe is reasonably necessary to make such investment decision. Neither this Agreement, the Related Agreements, the exhibits and schedules hereto and thereto nor the responses contained in any executed final questionnaire provided by Companies to Agent, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. All financial projections and other estimates provided to Purchasers by any Company or any of its Subsidiaries were based on the applicable Company’s and its Subsidiaries’ experience in the industry and on assumptions of fact and opinion as to future events which such Company and such Subsidiaries, at the date of the issuance of such projections or estimates, believed to be reasonable.

6.29         Insurance. Each Company and each of its Subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverages which such Company and each of its Subsidiaries believe are customary for companies similarly situated to such Company and its Subsidiaries in the same or similar business.

6.30         Dilution. USELL specifically acknowledges that its obligation to issue the Closing Shares is binding upon USELL and enforceable regardless of the dilution such issuance may have on the ownership interests of other equity holders of USELL.

6.31         Patriot Act. Each Company certifies that, to the best of such Company’s Knowledge, no Company nor any of their Subsidiaries has been designated, nor is or shall be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. Each Company hereby acknowledges that each of the Creditor Parties seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, each Company hereby represents, warrants and covenants that: (i) none of the cash or property that any Company or any of its Subsidiaries will pay or will contribute to any Creditor Party has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by any Company or any of its Subsidiaries to any Creditor Party, to the extent that they are within such Company’s and/or its Subsidiaries’ control shall cause any Creditor Party to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Each Company shall promptly notify Agent if any of these representations, warranties or covenants ceases to be true and accurate regarding any Company or any of its Subsidiaries. Each Company shall provide any Creditor Party all additional information regarding such Company or any of its Subsidiaries that such Creditor Party deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. Each Company understands and agrees that if at any time it is discovered that any of the foregoing representations, warranties or covenants are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, the Creditor Parties may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of any Purchaser’s investment in such Company. Each Company further understands that solely to the extent required by applicable law, the Creditor Parties may release confidential information about such Company and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if such Creditor Party, in its sole discretion, determines that it is in the best interests of such Creditor Party in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

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6.32         ERISA. Based upon the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder: (i) no Company nor any of their Subsidiaries has engaged in any non-exempt Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)); (ii) each Company and each of its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its ERISA-governed plans; (iii) no Company nor any of their Subsidiaries has any Knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) no Company nor any of their Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of Persons other than such Company’s or such Subsidiary’s employees and their beneficiaries; and (v) no Company nor any of their Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

6.33         Status of Certain Subsidiaries. Neither Money4Gold, Inc. nor Money4Gold Precious Metals, Inc. engages in any business activities and does not own any property or assets. No later than sixty (60) days of the Initial Closing Date, Companies shall provide Agent with evidence that each of Money4Gold, Inc. and Money4Gold Precious Metals, Inc. have been legally dissolved.

7.           Representations and Warranties of each Purchaser. Each Purchaser hereby represents and warrants, severally and not jointly, to Companies as follows:

7.1           Organization, Good Standing and Qualification. Such Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Such Purchaser is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.2           Intentionally Omitted.

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7.3          Requisite Power and Authority. Such Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All corporate, limited liability, partnership or trust action on such Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements have been taken or will be effectively taken prior to the Initial Closing Date. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except:

(a)          as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b)          as limited by general principles of equity that restrict the availability of equitable and legal remedies.

7.4          Investment Representations. Such Purchaser understands that the Notes and Closing Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s representations contained in this Agreement, including that such Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act. Such Purchaser confirms that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the applicable Notes and Closing Shares to be purchased by it under this Agreement. Such Purchaser further confirms that it has had an opportunity to ask questions and receive answers from each Company regarding such Company’s and its Subsidiaries’ business, management and financial affairs and the terms and conditions of the Offering and the Equity interests and to obtain additional information (to the extent such Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Purchaser or to which such Purchaser had access. Neither such inquiries nor any other due diligence investigations conducted by such Purchaser or its advisors, if any, or its representatives shall modify, amend or affect such Purchaser’s right to rely on any Company’s representations and warranties contained in Section 6.

7.5          Transfer or Resale. Such Purchaser understands that (i) the Notes have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Purchaser shall have delivered to any Company an opinion of counsel, in a generally acceptable form, to the effect that such Notes to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Purchaser provides any Company with reasonable assurance that such Notes can be sold, assigned or transferred pursuant to Rule 144; (ii) any sale of the Notes made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144; and (iii) no Company nor any other Person is under any obligation to register the Notes under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

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7.6          Purchaser Bears Economic Risk. Such Purchaser understands that its investment in the Notes and the Closing Shares involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Notes and the Closing Shares.

7.7          Acquisition for Own Account. Such Purchaser is acquiring the applicable Notes and Closing Shares for such Purchaser’s own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution, except pursuant to sales registered under, or exempted from, the registration requirements of, the Securities Act; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Notes for any minimum or other specific term and reserves the right to dispose of the Notes at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

7.8          Purchaser Can Protect Its Interest. Such Purchaser represents that by reason of its, or of its management’s, business and financial experience, such Purchaser has the capacity to evaluate the merits and risks of its investment in the Notes and Closing Shares and to protect its own interests in connection with the transactions contemplated in this Agreement and the Related Agreements.

7.9          Accredited Investor. Such Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act. As of the Initial Closing Date, Purchasers collectively have the sufficient liquidity to purchase the Deferred Draw Notes.

7.10        Legends.

(a)          The applicable Notes shall bear substantially the following legend (the “Securities Act Legend”):

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES OF 1933, AS AMENDED, OR APPLICABLE STATE EQUITY INTERESTS LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

(b)          The applicable Closing Shares, if not issued by DWAC system (as hereinafter defined), shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the SEC:

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“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE EQUITY INTERESTS LAWS. THESE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

8.           Covenants of Companies. Each Company covenants and agrees with each Creditor Party as follows:

8.1          Stop-Orders. USELL will, by written notice, advise Agent, promptly after it receives notice of issuance by the SEC, any state equity interests commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any equity interests of USELL, of the suspension of the qualification of the Common Stock for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

8.2          Listing. USELL will maintain the listing or quotation, as applicable, of its Common Stock on the Principal Market, and will comply in all material respects with USELL’s reporting, filing and other obligations under the bylaws or rules of the Financial Industry Regulatory Authority (“FINRA”) and such exchanges, as applicable.

8.3          Market Regulations. Such Company shall notify the SEC and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Notes and Closing Shares to each Purchaser and promptly provide copies thereof to such Purchaser.

8.4          Reporting Requirements. Such Company will deliver, or cause to be delivered, to Agent each of the following:

(a)          as soon as available, but not later than 105 days after the end of each fiscal year of each Company, a copy of the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of such Company and its Subsidiaries and the Consolidating Financial Statement for such year) as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants approved by Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated and consolidating financial statements present fairly in all material respects the financial condition and results of operations of such Company and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied. As used in this Agreement, “Consolidating Financial Statements” means a consolidating balance sheet and related consolidating statements of operations (in each case with a separate column for each Company, Guarantors on a combined basis, consolidating adjustments and the total consolidated amounts) as of the applicable date and for the applicable periods;

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(b)          as soon as available, but in any event in accordance with then applicable law and not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year of each Company, a copy of the consolidated and consolidating balance sheet and related statements of operations, shareholders’ equity and cash flows of such Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, and if applicable setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the principal financial officer of such Company as presenting fairly in all material respects the financial condition and results of operations of such Company and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with the financial statements furnished pursuant to subsections (a) and (b) of this Section, an officer’s certificate signed by the principal financial officer of each Company which compliance certificate shall be reasonably satisfactory to Agent, certifying such financial statements, such Company’s compliance with the terms of this Agreement and the Related Agreements, certifying that no Default or Event of Default has occurred under this Agreement or the Related Agreements, and setting forth computations in reasonable detail showing whether or not as at the end of such fiscal period there existed any breach or violation of any of the provisions of Section 8.23;

(d)          within 60 days prior to the end of each fiscal year, (beginning with the fiscal year ending December 31, 2015), a detailed annual budget and capital expenditure program for the ensuing year on a monthly basis, including consolidated and consolidating balance sheets and income and cash flow statements with respect to such period, all certified by the principal financial officer of each Company;

(e)          as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of any Company, its Subsidiaries or by independent consultants, with respect to a significant environmental matter at any premises, or which relate to an environmental claim which would reasonably be expected to result in a Material Adverse Effect. Any Company will also promptly advise Agent in writing and in reasonable detail of (i) any Company’s Knowledge of any release of any Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all written communications received by any Company with respect to any environmental claims that have a reasonable possibility of giving rise to a Material Adverse Effect or with respect to any release of Hazardous Material required to be reported to any Federal, state or local governmental or regulatory agency, (iii) any remedial action taken by any Company or any other Person in response to (x) any Hazardous Material on, under or about any premises, the existence of which has a reasonable possibility of resulting in an environmental claim having a Material Adverse Effect or (y) any environmental claim that is reasonably likely to have a Material Adverse Effect, (iv) any Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any premises that is reasonably likely to cause such premises or any part thereof to be subject to any restrictions on the ownership occupancy, transferability or use thereof under any Environmental Laws which would have a Material Adverse Effect and (v) any request for information from any governmental agency that suggests such agency is investigating whether any Company or any of its Affiliates may be potentially responsible for a release of Hazardous Material;

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(f)          promptly, but in no event later than 3 business days after any officer, director or employee of any Company or any Subsidiary obtaining actual knowledge of (A) the institution of any Litigation that (i) if adversely determined, has a reasonable possibility of exceeding $400,000 in damages; or (ii) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby; and

(g)          upon Agent’s request of same such other information and/or certification from management of any Company as any Creditor Party shall request from time to time.

8.5          Form D and Blue Sky. USELL agrees to timely file a Form D with respect to the Notes and the Closing Shares as required under Regulation D and to provide a copy thereof to each Purchaser promptly after such filing. Each Company shall, on or before each of the Initial Closing Date and the Delayed Draw Closing Date, take such action as any Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Notes and the Closing Shares for, sale to Purchaser’s at the closing occurring on such Closing Date pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to Purchasers on or prior to each of the Initial Closing Date and Delayed Draw Closing Date, as applicable. USELL shall make all filings and reports relating to the offer and sale of the Notes required under applicable securities or “Blue Sky” laws of the states of the United States following the Initial Closing Date and Delayed Draw Closing Date, as applicable.

8.6          Reporting Status.

(a)          From the date of this Agreement until the latest of (i) the first date on which no Notes remain outstanding, (ii) the date on which the Security Agreement terminates, (iii) the first date on which Purchaser’s no longer own any Notes and (iv) the date that no Purchaser has any further rights to purchase Deferred Draw Notes (the period ending on such latest date, the “Reporting Period”), USELL shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and USELL shall not terminate the registration of the Common Stock under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination.

(b)          With a view to making available to the holders of the Notes the benefits of Rule 144, USELL agrees to, during the Reporting Period to: (A) make and keep public information available, as those terms are understood and defined in Rule 144; (B) file with the SEC in a timely manner all reports and other documents required of USELL under the Exchange Act; and (C) furnish to each holder of Notes so long as such holder of Notes owns Notes, promptly upon request, (1) a written statement by USELL, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act, (2) a copy of the most recent annual or quarterly report of USELL and such other reports and documents so filed by USELL if such reports are not publicly available via EDGAR, and (3) such other information as may be reasonably requested to permit the holders of Notes to sell such Notes pursuant to Rule 144 without registration.

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8.7           Internal Accounting Controls. During the Reporting Period, each Company shall, and shall cause each of its Subsidiaries to: (i) at all times keep books, records and accounts with respect to all of such Person’s business activities, in accordance with sound accounting practices and GAAP consistently applied, (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (C) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences, (iii) in the case of USELL, timely file and make publicly available on EDGAR, all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (y) Section 906 of Sarbanes Oxley with respect to USELL SEC Documents, (iv) maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, (v) cause such disclosure controls and procedures to be effective at all times to ensure that the information required to be disclosed by USELL in the reports that it files with or submits to the SEC (I) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (II) is accumulated and communicated to USELL’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure, (vi) maintain internal control over financial reporting required by Rule 13a-14 or Rule 15d-14 under the Exchange Act, and (vii) cause such internal control over financial reporting to be effective at all times and not contain any material weaknesses.

8.8           Listing. USELL shall take all actions necessary to remain eligible for quotation of its securities on the Principal Market. USELL shall not, and shall cause each of its Subsidiaries not to, take any action which would be reasonably expected to result in the suspension or termination of trading of the Common Stock on the Principal Market. USELL shall pay all fees and expenses in connection with satisfying its obligations under this Section 8.8.

8.9           Disclosure of Transactions. On or prior to 8:00 a.m. (New York City time) on the second (2nd) business day following each of the Initial Closing Date or the Deferred Draw Closing Date, as applicable, USELL shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement and the Related Agreements and including (or incorporating by reference in the case of the Form 8-K following the Deferred Draw Closing Date) as exhibits to such Form 8-K this Agreement and the Related Agreements (the “Form 8-K Filing”). USELL shall provide Agent and the other Creditor Parties a reasonable opportunity to review the Form 8-K Filing prior to the filing thereof.

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8.10        Disqualification Events. USELL will notify Purchasers in writing, prior to each of the Initial Closing Date or the Deferred Draw Closing Date, as applicable, of (i) any Disqualification Event relating to any Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Covered Person.

8.11        No Integrated Offering. Neither USELL nor any of its Subsidiaries, nor any Affiliates of the foregoing or any Person acting on the behalf of any of the foregoing, shall, directly or indirectly, make any offers or sales of any security or solicit any offers to purchase any security, under any circumstances that would require registration of any of the Notes under the Securities Act, including causing the offering of the Notes to be integrated with other offerings by any Company for purposes of the Securities Act such that any of the Notes would be required to be so registered.

8.12        Use of Funds. Each Company shall use the proceeds of the sale of the Initial Notes for the uses listed on Schedule 8.12. Each Company shall use the proceeds of the sale of the Deferred Draw Notes, if any, for working capital and other corporate purposes.

8.13        Access to Facilities. Each Company and each of its Subsidiaries will permit any representatives designated by Agent (or any successor of Agent), upon reasonable notice and during normal business hours, at such Person’s expense and accompanied by a representative of such Company or any Subsidiary (provided that no such prior notice shall be required to be given and no such representative of such Company or any Subsidiary shall be required to accompany Agent in the event Agent believes such access is necessary to preserve or protect the Collateral (as defined in each of the Security Agreement and each other security agreement entered into by Companies and/or any of its Subsidiaries for the benefit of any of the Creditor Parties) or following the occurrence and during the continuance of an Event of Default, to:

(a)          visit and inspect any of the properties of such Company or any of its Subsidiaries;

(b)          examine the corporate and financial records of such Company or any of its Subsidiaries (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom; and

(c)          discuss the affairs, finances and accounts of such Company or any of its Subsidiaries with the directors, officers and independent accountants of such Company or any of its Subsidiaries.

Any Company will hold a regularly scheduled operations meeting with Agent at least monthly. Any of such meetings may be held telephonically.

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8.14        Taxes.

(a)          Each Company and each of its Subsidiaries will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of such Company and its Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid currently if (i) the validity thereof shall currently and diligently be contested in good faith by appropriate proceedings and (ii) if such Company and/or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP; and provided, further, that such Company and its Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(b)          All payments made by any Company under this Agreement or any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes (as defined below) now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, other than Excluded Taxes (as defined below). If any Non-Excluded Taxes (as defined below) or Other Taxes (as defined below) are required to be withheld from any amounts payable to any Creditor Party under this Agreement or any Notes, the amounts so payable to such Creditor Party shall be increased to the extent necessary to yield to such Creditor Party (after payment of all Non-Excluded Taxes and Other Taxes, including those imposed on payments made pursuant to this paragraph (b) of this Section 8.14 or any such other amounts payable in this Agreement or any Notes at the rates or in the amounts specified herein or therein), an amount equal to the sum it would have received had no such withholding or deductions been made provided, however, that no Company shall be required to increase any such amounts payable to any Creditor Party with respect to any Non-Excluded Taxes that are directly attributable to such Creditor Party’s failure to comply with the requirements of paragraph (e) of this Section 8.14.

(c)          In addition, each Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)          Whenever any Non-Excluded Taxes or Other Taxes are payable by any Company as promptly as possible thereafter, such Company shall send to Agent for its own account or for the account of the relevant Purchaser, as the case may be, a certified copy of an original official receipt received by such Company showing payment thereof (or such other evidence reasonably satisfactory to Agent). If any Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, each Company shall indemnify the Creditor Parties for any incremental taxes, interest or penalties that may become payable by any Creditor Party as a result of any such failure.

(e)          Each Purchaser (or its assignee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Purchaser”) shall deliver to Companies and Agent two completed originals of an appropriate U.S. Internal Revenue Service Form W-8, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Purchaser. Such forms shall be delivered by each Non-U.S. Purchaser on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Purchaser shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Purchaser. Each Non-U.S. Purchaser shall promptly notify Companies at any time it determines that it is no longer in a position to provide any previously delivered certificate to Companies (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph (e), a Non-U.S. Purchaser shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Purchaser is not legally able to deliver.

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(f)          The agreements in the preceding paragraphs (b), (c), (d), (e) and this paragraph (f) shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder or thereunder or under any other Related Agreement.

As used in this Section 8.14, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Excluded Taxes” means, with respect to any Creditor Party, taxes imposed on or measured by its overall net income and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such Creditor Party is incorporated or organized or by the jurisdiction (or any political subdivision thereof) in which the principal place of management or applicable lending office of such Creditor Party is located.

“Non-Excluded Taxes” means all Taxes other than (i) Excluded Taxes and (ii) Other Taxes.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Related Agreement.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto.

8.15        Insurance.

(a)          Each Company shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral and each Company and each of its Subsidiaries will, jointly and severally, bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to Agent, for the ratable benefit of the Creditor Parties, as security for the Liabilities. Furthermore, each Company will insure or cause the Collateral to be insured against loss or damage by fire, flood, sprinkler leakage, theft, burglary, pilferage, loss in transit and other risks customarily insured against by companies in similar business similarly situated as such Company and its Subsidiaries including but not limited to workers compensation, public and product liability and business interruption, and such other hazards in amounts and under insurance policies and bonds by insurers consistent with current practice and reasonably acceptable to Agent. Agent shall be named as additional insured and lender loss payee pursuant to endorsements in form and substance satisfactory to Agent. All premiums thereon shall be paid by such Company, the policies shall be delivered to Agent if requested by Agent and each such policy shall be endorsed in Agent’s name as an additional insured and lender loss payee, with an appropriate loss payable endorsement by each Company in form and substance satisfactory to Agent. If any Company or any of its Subsidiaries fails to obtain the insurance and in such amounts of coverage as otherwise required pursuant to this Section 8.15, Agent may procure such insurance and the cost thereof shall be promptly reimbursed by Companies and shall constitute Liabilities.

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(b)          No Company’s insurance coverage shall be impaired or invalidated by any act or neglect of any Company or any of their Subsidiaries and the insurer will provide Agent with no less than thirty (30) days’ notice prior of cancellation;

(c)          Agent, in connection with its status as a lender loss payee, will be assigned at all times to a first lien position until such time as all the Liabilities have been indefeasibly satisfied in full.

8.16        Intellectual Property.

(a)          Each Company, each Guarantors and each of its respective Subsidiaries shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to own or use Intellectual Property including registrations and applications therefor, that are necessary to the conduct of its business, as now conducted or as presently proposed to be conducted, and shall not do any act or omit to do any act whereby any of such Intellectual Property may lapse, or become abandoned, dedicated to the public, or unenforceable, or the Lien therein in favor of Agent, for the ratable benefit of the Creditor Parties, would be adversely affected,

(b)          Each Company shall report to Agent (i) the filing by such Company or any Guarantor of any application to register a copyright no later than ten (10) days after such filing occurs (ii) the filing of any application to register any other Intellectual Property with any other Intellectual Property, and the issuance thereof, no later than thirty (30) days after such filing or issuance occurs and, in each case, shall, simultaneously with such report, deliver to Agent fully-executed documents required to acknowledge, confirm, register, record or perfect the Lien in such Intellectual Property. In addition, each Company and each Guarantor hereby authorize Agent to modify this Agreement by amending Schedule 6.12 to include any registrations or applications for Intellectual Property inadvertently omitted from such Schedule or are filed, registered, or acquired by any Company or any Guarantor after the date hereof and agree to cooperate with Agent in effecting any such amendment to include any new items of Intellectual Property included in the Collateral.

(c)          Such Company shall, and shall cause each Guarantor to, promptly upon the reasonable request of Agent, execute and deliver to Agent any document or instrument required to acknowledge, confirm, register, record, or perfect the Lien of Agent in any part of the Intellectual Property owned by such Company and/or Guarantor.

(d)          Except with the prior written consent of Agent, no Company shall, and no Company shall allow any Guarantor to, sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to Intellectual Property, except for the Permitted Encumbrances.

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8.17         Properties. Except as set forth on Schedule 8.17, each Company and each Guarantor will keep its properties in good repair, working order and condition, reasonable wear, tear and age excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto. No Company shall, and shall cause each Guarantor not to, violate, breach or incur any default under in any respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of, or would result in a reversion of rights to a Person under, any lease to which any Company or any Guarantor is a party or any other agreement with respect to which any Company or any Guarantors is a party or otherwise bound or affected, except to the extent such violation, breach or default, action or inaction could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.18         Confidentiality. No Company will, and no Company will permit any of its Subsidiaries to, disclose, and will not include in any public announcement, the name of any Creditor Party, unless expressly agreed to by such Creditor Party or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, (i) each Company may disclose any Creditor Party’s identity to its current and prospective debt and equity financing sources, and (ii) each Company may file copies of this Agreement and the Related Agreements as exhibits as part of the Form 8-K Filing.

8.19         Environmental Matters. Each Company shall, and shall cause each of its Subsidiaries to, comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in material compliance with, all applicable Environmental Laws (including by implementing any remedial action necessary to achieve such compliance) or that is required by orders and legally binding directives of any Governmental Authority.

8.20         Compliance with Laws. Each Company shall, and shall cause each of its Subsidiaries to, comply with all requirements of law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.21         Licenses and Permits. Each Company shall, and shall cause each of its Subsidiaries to (i) comply with and (ii) procure and maintain all material licenses or permits required by any applicable law or regulation for the operation of its business in each jurisdiction wherein it is now conducting business and where the failure to comply with, procure or maintain such licenses or permits would have a Material Adverse Effect on such Company or any of its Subsidiaries.

8.22         Further Assurances. At any time or from time to time upon the request of any of the Creditor Parties, each Company shall, and shall cause its Subsidiaries and any third parties, as applicable, at Companies’ expense, to promptly and duly execute, acknowledge and deliver such further agreements, documents and instruments and do or cause to be done such other acts and things as any of the Creditor Parties may reasonably request in order to effect fully the purposes of this Agreement and the Related Agreements and to provide for payment of the obligations hereunder and under the Notes in accordance with the terms of this Agreement, the Notes and the other Related Agreements. Without limiting the foregoing, each Company shall, and shall cause each of its Subsidiaries to, at its own respective cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as any of the Creditor Parties may from time to time request in order to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Encumbrances) in favor of Agent for the benefit of each Creditor Party on the Collateral (including Collateral acquired after the date hereof), whether now owned or hereafter acquired.

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8.23        Financial Covenants.

(a)          Outstanding Principal Amount of Loan/EBITDA Ratio. No Company will, at any time, permit the ratio of outstanding principal amount of the Notes as of the last day of any fiscal quarter to annualized EBITDA during the period set forth below to be greater than the ratio set forth below for the applicable period (annualized EBITDA shall be determined by multiplying EBITDA for each respective fiscal quarter by four):

Fiscal Quarter	Ratio
March 31, 2016	3.00 to 1.00
June 30, 2016 and each fiscal quarter thereafter	2.00 to 1.00

For purposes hereof, “EBITDA” shall mean, with respect to Companies and their Subsidiaries on a consolidated basis, the net income or loss, plus (i) interest expense, income taxes (which shall not include any tax that is not measured by or levied upon net income), depreciation and amortization expense, non-cash equity compensation expense, and to the extent approved by Agent, non-cash extraordinary or non-recurring losses or expenses (including non-cash impairment charges) (in each case, without duplication, and solely to the extent recognized and deducted in such fiscal period as an expense in determining such net income), and minus (ii) to the extent recognized and added in computing net income or loss, without duplication, extraordinary or non-recurring income or gains, all as determined in accordance with GAAP.

(b)          Debt Coverage Ratio. Companies shall at all times maintain a ratio of (i) the Formula Amount to (ii) Applicable Net Debt greater than or equal to 1.25 to 1.00. For purposes hereof, (i) “Applicable Net Debt” means, at the date of determination, the outstanding principal amount of the Notes, (ii) “Formula Amount” means, at the date of determination, the sum of (A) cash and cash equivalents in the Agent Controlled Account and (B) ninety percent (90%) of the book value of Eligible Inventory and (iii) “Eligible Inventory” means, at any time of determination, inventory owned by any Company which is acceptable to Agent in its sole discretion and (A) consists of finished goods but not work in progress, (B) is in good and saleable condition, (C) is not obsolete, contaminated, unmerchantable, returned, rejected, discontinued or repossessed, (D) is not in the possession of a processor, consignee or bailee, or located on premises leased or subleased to any Company unless such processor, consignee, bailee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which Agent shall require to evidence the subordination or other limitation or extinguishment of such person’s or entities’ rights with respect to such inventory and Agent’s right to gain access thereto, (E) does not consist of fabricated parts, consigned items, supplies or packaging, (F) meets all standards imposed by any governmental authority, (G) is at all times subject to Lender’s duly perfected, first priority security interest and no other lien or security interest except as permitted by this Agreement, (H) is situated at a location listed in the Security Agreement, (I) Agent has received a copy of the purchase order with respect thereto and (J) has not been in any Company’s possession for more than sixty (60) consecutive days.

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(c)          Debt Service Coverage Ratio. Beginning with the fiscal quarter ending December 31, 2015 and for each fiscal quarter thereafter, Companies will not permit the ratio of (i) EBITDA for the three (3) month period preceding the date of determination times four (4) to (ii) the sum of all principal and interest payments on all Indebtedness made by Companies and Guarantors for the twelve (12) month period succeeding the date of such determination, to be less than 1.20 to 1.00.

(d)          Capital Expenditures. No Company shall, and shall not permit any Subsidiary to, either make or commit or agree to make any Capital Expenditure (by purchase or capital lease) during any fiscal quarter, that would cause the aggregate amount of all Capital Expenditures in such fiscal quarter to exceed $75,000 (excluding the Capital Expenditures for warehouse/facility expansion) not to exceed $300,000); provided however, that no Capital Expenditures may be made if an Event of Default exists at such time and provided further, that all assets acquired in connection with any Capital Expenditure will be subject to a perfected first priority lien in favor of Agent. For purposes of this Agreement, “Capital Expenditures” of any Person means the sum of, without duplication, (i) all expenditures made directly or indirectly by such Person during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutes therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person or have a useful life of more than one year, plus (ii) the aggregate principal amount of all Indebtedness (including Capital Lease Obligations) assumed or incurred in connection with such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent the gross amount of such purchase price is greater than the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

(e)          Changes to GAAP. If any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement or any Related Agreement, and either any Company or Agent shall so request, Companies and Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof; provided, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change.

8.24        Required Approvals. (I) No Company, without the prior written consent of Agent, shall, and no Company shall permit any of its Subsidiaries to:

(a)          (i) directly or indirectly declare or pay any dividends, other than dividends paid to any Company, (ii) issue any preferred equity that is mandatorily redeemable prior to the one year anniversary of the Maturity Date or (iii) redeem any of its preferred equity or other equity interests;

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(b)          liquidate, dissolve or effect a material reorganization (it being understood that in no event shall any Company or any of their Subsidiaries dissolve, liquidate or merge with any other Person without the prior written consent of Agent, which consent shall not be unreasonably withheld);

(c)          become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict any Company’s or any of their Subsidiaries, right to perform the provisions of this Agreement, any Related Agreement or any of the agreements contemplated hereby or thereby;

(d)          materially alter or change the scope of the business of any Company and its Subsidiaries taken as a whole; or

(e)          (i) create, incur, assume or suffer to exist any Indebtedness, whether secured or unsecured, other than (u) Indebtedness not to exceed $1,000,000 to Scott Tepfers and Brian Tepfer and, provided that any payments with respect thereto shall only be made if (1) no Event of Default has occurred and is continuing prior to and after giving effect to such payment and (2) after giving effect to such payment, Companies are in compliance with the financial covenants in Section 8.23 as if such payment had been made in the fiscal period covered by such financial covenants, (v) any Company’s obligations owed to each Purchaser, (w) Indebtedness outstanding as of the date of this Agreement, and not required to be repaid on the Initial Closing Date, as set forth on Schedule 8.24 attached hereto and made a part hereof, and any refinancings or replacements thereof that do not (1) increase the principal amount of such Indebtedness, (2) require additional collateral securing any such Indebtedness or (3) increase the aggregate interest rate on such Indebtedness by more than 200 bps and so long as such refinancing or replacement is otherwise on terms no less favorable to Purchasers than the Indebtedness refinanced or replaced, but without any other amendment or modification of any such Indebtedness, (x) purchase money Indebtedness and Capital Lease Obligations incurred after the date of this Agreement in an aggregate amount outstanding at any time not to exceed the lesser of (I) $250,000 or (B) three percent (3.00%) of the outstanding principal balance of the Notes, so long as (A) any lien relating thereto shall only encumber the assets purchased with the purchase money Indebtedness or subject to the capital leases and no other assets of any Company or any Guarantor, and (B) the principal amount of any such Indebtedness, when incurred, was not less than 75% nor more than 100% of the then current value of the assets purchased with the purchase money Indebtedness or subject to the capital leases, (y) insurance premium financing incurred in the ordinary course of business consistent with past practices, provided such financing is not secured by any assets other than the insurance so financed and deposits of prepayment of premiums for such insurance and such financing does not exceed $100,000 in the aggregate at any time, and (z) unsecured account trade payables that are (1) entered into or incurred in the ordinary course of any Company’s and any Guarantor’s business, and (2) on terms that require full payment within ninety (90) days from the date entered into or incurred; (ii) create, incur, assume or suffer to exist any Liens of every kind and nature except (x) Liens securing the Liabilities and (y) Permitted Encumbrances; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person (other than any Company or any Guarantor), except the endorsement of negotiable instruments by any Company or any Guarantor for deposit or collection or similar transactions in the ordinary course of business or guarantees of Indebtedness otherwise permitted to be outstanding pursuant to this clause (e); (iv) make any payment or distribution in respect of any subordinated Indebtedness of any Company or its Subsidiaries in violation of any subordination or other agreement made in favor of any Creditor Party; (v) make any optional payment or prepayment on or redemption (including by making payments to a sinking fund or analogous fund) or repurchase of any Indebtedness for borrowed money other than Indebtedness pursuant to this Agreement and other Indebtedness refinanced or replaced as and to the extent permitted by this clause (e); (vi) sell, exchange, lease or otherwise dispose of any of its assets (including the sale or discount of accounts), whether by sale, lease or other except (x) for the sale of inventory in the ordinary course of business, (y) for the disposition or transfer in the ordinary course of business during any fiscal year and of obsolete and worn-out equipment no longer necessary to the operation of the business of any Company and the sale of personal property that is replaced by equivalent property; (vii) purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), (viii) suffer or enter into, or permit any Guarantor to suffer or enter into, any transaction with any affiliate of any Company or of any Guarantor, except in the ordinary course of business and pursuant to the reasonable requirements of the business of such Company or such Guarantor upon fair and reasonable terms no less favorable to any Company or any Guarantor than would be obtained in a comparable arm’s length transaction with a Person not an affiliate of such Company or such Guarantor, or (ix) directly or indirectly make, or permit any Guarantor to make, any investment in, or any loan, dividend, capital contribution, distribution or advance to, or any acquisition of any equity or debt securities of, or to otherwise finance, any Person that is not a Guarantor (other than, with respect to this clause (ix), loans and advances to employees, directors and officers of any Company or any Guarantor for travel, entertainment, other ordinary business expenses or relocation, in an aggregate amount not to exceed at any time $100,000); and

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(II)        Any Company, without the prior written consent of Agent, shall not, and shall not permit any of its Subsidiaries to, create or acquire any Subsidiary after the date hereof unless (i) such Subsidiary is a wholly-owned Subsidiary of any Company, (ii) such Subsidiary becomes a party to (A) the Security Agreement (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof); (B) the Pledge Agreement (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof) or another stock pledge agreement in favor of Purchasers in form and substance satisfactory to Agent (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof); (C) an Intellectual Property Security Agreement in favor of Purchasers in form and substance satisfactory to Agent (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof); (D) a Subsidiary Guaranty in favor of Purchasers in form and substance satisfactory to Agent (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof) and (iii) to the extent required by Agent, satisfies each condition of this Agreement and the Related Agreements as if such Subsidiary were a Subsidiary on the Initial Closing Date.

8.25        Reissuance of Equity Interests. USELL agrees to reissue certificates representing the equity interests without the legends set forth in Section 7.10 above at such time as:

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(a)          the holder thereof has sold such equity interests pursuant to Rule 144(b) under the Securities Act; or

(b)          upon resale subject to an effective registration statement after such Equity interests are registered under the Securities Act.

USELL agrees to cooperate with Purchasers in connection with all resales pursuant to Rule 144(b) and Rule 144(d) and provide legal opinions necessary to allow such resales provided USELL and its counsel receive reasonably requested representations from the applicable Purchasers and broker, if any.

8.26        Margin Stock. No Company will permit any of the proceeds of the Notes or the Closing Shares to be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay Indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

8.27        FIRPTA. No Company, nor any of its Subsidiaries, is a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder and no Company nor any of its Subsidiaries shall at any time take any action or otherwise acquire any interest in any asset or property to the extent the effect of which shall cause such Company and/or such Subsidiary, as the case may be, to be a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder.

8.28        Financing Right of First Refusal.

(a)          Each Company hereby grants to Purchasers a right of first refusal to provide any Additional Financing (as defined below) to be issued by any Company and/or any of its Subsidiaries, subject to the following terms and conditions. From and after the date hereof until the earlier of (i) eighteen (18) months from the Initial Closing Date or (ii) the outstanding principal amount of the Notes is less than $1,500,000, prior to the incurrence of any additional indebtedness and/or the sale or issuance of any equity interests of any Company or any of its Subsidiaries in excess of $1,000,000, the proceeds of which are used for the purpose of bulk inventory purchases (an “Additional Financing”), any Company and/or any Subsidiary of any Company, as the case may be, shall notify Agent of its intention to enter into such Additional Financing. Additional Financing shall not include capital raised from registered offerings and equity private placements, including conventional private placements. In connection therewith, any Company and/or the applicable Subsidiary thereof shall submit a fully executed term sheet (a “Proposed Term Sheet”) to Agent setting forth the terms, conditions and pricing of any such Additional Financing (such financing to be negotiated on “arm’s length” terms and the terms thereof to be negotiated in good faith) proposed to be entered into by any Company and/or such Subsidiary. Agent shall have the right, but not the obligation, to deliver its own proposed term sheet (the “Purchaser Term Sheet”) setting forth the terms and conditions upon which Purchasers would be willing to provide such Additional Financing to any Company and/or such Subsidiary. The Purchaser Term Sheet shall contain terms no less favorable to any Company and/or such Subsidiary than those outlined in the Proposed Term Sheet. Agent shall deliver such Purchaser Term Sheet within ten (10) business days of receipt of each such Proposed Term Sheet. If the provisions of the Purchaser Term Sheet are at least as favorable to any Company and/or such Subsidiary, as the case may be, as the provisions of the Proposed Term Sheet, any Company and/or such Subsidiary shall enter into and consummate the Additional Financing transaction outlined in the Purchaser Term Sheet.

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(b)          No Company will, and will not permit its Subsidiaries to, agree, directly or indirectly, to any restriction with any Person which limits the ability of Purchasers to consummate an Additional Financing with any Company or any of its Subsidiaries.

8.29        Intentionally Omitted.

8.30        No Restriction of Additional Financings. No Company will, and will not permit its Subsidiaries to, agree, directly or indirectly, to any restriction with any Person which limits the ability of Purchasers to consummate an additional financing with any Company or any of its Subsidiaries.

8.31        Changes to Fiscal Year. No Company will, and will not permit any of its Subsidiaries to, change its fiscal year to end on a date other than December 31.

8.32        Reimbursement of Monitoring Expenses. Each Company will reimburse Agent and each Purchaser for its reasonable out of pocket expenses incurred by it in the course of monitoring any Company’s and its Subsidiaries’ compliance with this Agreement and the Related Agreements and for general, ongoing due diligence while any of the Notes remain outstanding, including reasonable travel expenses.

8.33        Limitation on Amendments to Material Agreements. No Company will, and will not permit any Guarantor to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise):

(a)          the articles of incorporation, certificate of designation (or corporate charter or other similar organizational document), operating agreement or bylaws (or other similar document) of any Company or any of its Subsidiaries; or

(b)          the terms and conditions of any material agreements set forth on Schedule 8.33;

in each case, in any respect materially adverse to the interests of any of the Creditor Parties, without the prior written consent of Agent.

8.34        Regulatory Matters. Without providing at least 45 days prior notice to, and obtaining the prior written consent of, Agent, no Company nor any Subsidiary of any Company shall (a) be or become either of an “electric corporation,” “electric utility”, “public utility”, “gas utility” or a “gas corporation” under applicable law, or (b) be or become a “public utility” under the FPA, or a “natural-gas company” under the NGA, or any of a “public-utility company” or a “holding company” of a “public-utility company” under the Public Utility Holding Company Act of 1935, as amended.

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8.35         Deposit Accounts. No Company shall, and not permit any Guarantor, to maintain or establish any new bank accounts other than, as of the Initial Closing Date, the bank accounts set forth on Schedule 8.35 (which bank accounts constitute all of the deposit accounts, securities accounts or other similar accounts maintained by each Company and each Guarantor as of the Initial Closing Date) without prior written notice to Agent and unless Agent and any Company or any Guarantor and the bank or other financial institution at which the account is to be opened enter into an Account Control Agreement, in form and substance reasonably satisfactory to Agent, regarding such bank account no later than ten (10) days after the opening of such account.

8.36         Post-Closing Covenant. Any Company and Guarantors shall satisfy the requirements and/or provide to Agent each of the documents, instruments, agreements and information set forth on Schedule 8.36, in form and substance acceptable to Agent, on or before the date specified for such requirement in such Schedule or such later date to be determined by Agent in its sole discretion, each of which shall be completed or provided in form and substance satisfactory to Agent.

9.           Covenants of Purchasers. Each Purchaser covenants and agrees with Companies as follows:

9.1           Confidentiality. No Purchaser will disclose, nor will it include in any public announcement, the name of any Company, unless expressly agreed to by such Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

9.2           Non-Public Information. No Purchaser nor its officers, directors, employees, affiliates, agents, equity holders and control persons, will effect any sales in the shares of the Common Stock while in possession of material, non-public information regarding USELL if such sales would violate applicable equity interests law. Agent and each Purchaser agree to keep confidential the Information (as defined below), except that Agent and each Purchaser shall be permitted to disclose Information (a) to the extent requested by any Governmental Authority (including any self-regulatory agency having or claiming to have jurisdiction); (b) to the extent otherwise required by applicable Law or by any subpoena or similar legal process; (c) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to the enforcement of its rights hereunder or under any other Related Agreement; (d) to any other party hereto; (e) subject to any agreement containing provisions substantially the same as set forth in this Section, to any prospective or actual assignees of a Note; or (d) to the extent such Information (i) is or becomes publicly available other than as a result of a breach of this Section or (ii) is or becomes available to Agent or any Purchaser on a non-confidential basis from a source other than any Company, any of its Subsidiaries or any of their agents or representatives. For purposes hereof, “Information” means all information that is received from any Company, any of its Subsidiaries or any of their agents or representative relating to any Company, any of its Subsidiaries or any of their respective businesses.

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9.3           Limitation on Acquisition of Common Stock of USELL. Notwithstanding anything to the contrary contained in this Agreement, any Related Agreement or any document, instrument or agreement entered into in connection with any other transactions entered into by a Purchaser and any Company (and/or Subsidiaries or Affiliates of any Company), such Purchaser (and/or Subsidiaries or Affiliates of such Purchaser) shall not acquire stock in USELL (including, without limitation, pursuant to a contract to purchase, by exercising an option or warrant, by converting any other security or instrument, by acquiring or exercising any other right to acquire, shares of stock or other security convertible into shares of stock in USELL, or otherwise, and such contracts, options, warrants, conversion or other rights shall not be enforceable or exercisable) to the extent such stock acquisition would cause any interest (including any original issue discount) payable by any Company to a Non-U.S. Purchaser not to qualify as “portfolio interest” within the meaning of Section 871(h)(2) or Section 881(c)(2) of the Code, by reason of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, as applicable, taking into account the constructive ownership rules under Section 871(h)(3)(C) of the Code (the “Stock Acquisition Limitation”). In addition to any other remedies, if any, available to any Company, if a Purchaser exceeds the Stock Acquisition Limitation, the provisions of Section 6.7(b) shall not apply to payments made to such Purchaser to the extent any additional amounts to be paid thereunder are directly attributable to the applicable Purchaser exceeding the Stock Acquisition Limitation. The Stock Acquisition Limitation shall automatically become null and void with respect to a Purchaser, without any notice to any Company, on and after the first date upon which such Lender and each of its Affiliates which qualify as a Non-U.S. Purchaser no longer owns any indebtedness (including, without limitation, principal, interest, fees and charges) of any Company.

10.         Covenants of Companies and Purchasers Regarding Indemnification. Each Company agrees to indemnify, hold harmless, reimburse and defend, on a joint and several basis, each Creditor Party, each of such Creditor Party’s officers, directors, agents, affiliates, control persons, and principal shareholders, against all claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees) of any nature, incurred by or imposed upon such Creditor Party which result, arise out of or are based upon: (i) any misrepresentation by any Company or any of its Subsidiaries or breach of any warranty by any Company or any of its Subsidiaries in this Agreement, any Related Agreement or in any exhibits or schedules attached hereto or thereto; (ii) any breach or default in performance by any Company or any of its Subsidiaries of any covenant or undertaking to be performed by such Company or any of its Subsidiaries hereunder, under any other Related Agreement or any other agreement entered into by such Company and/or any of its Subsidiaries and such Creditor Party relating hereto or thereto; or (iii) the status of any Purchaser as a purchaser or holder of the Notes or any Closing Shares or of Agent as agent thereof.

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11.         Registration Rights.

11.1         Registration Rights. If at any time after the Closing Date, USELL proposes to register any of its securities under the Securities Act (other than a registration on Form S-4, Form S-8, or any successor or similar forms), whether for its own account or otherwise, it will promptly, but not later than twenty (20) days before the anticipated date of filing such registration statement, give written notice to Agent and all record holders of the Closing Shares. Upon the written request from any such holders (the “Requesting Holders”), within 15 days after receipt of any such notice from USELL, USELL will, except as herein provided, cause all of the Closing Shares covered by such request held by the Requesting Holders to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by the Requesting Holders of such Closing Shares; provided, further, that nothing herein shall prevent USELL from, at any time, abandoning or delaying any registration. If any registration pursuant to the preceding sentence shall be underwritten in whole or in part, USELL may require that the Closing Shares be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. In such event, the Requesting Holders shall, if requested by the underwriters, execute an underwriting agreement containing customary representations and warranties by selling stockholders. If in the good faith judgment of the managing underwriter of such public offering the inclusion of all of the requested Closing Shares would reduce the number of shares to be offered by USELL or interfere with the successful marketing of the shares of stock offered by USELL, the number of Closing Shares otherwise to be included in the underwritten public offering may be reduced pro rata (by number of shares) among the Requesting Holders and all other holders of registration rights who have requested inclusion of their securities or excluded in their entirety if so required by the underwriter.

11.2         Offering Restrictions. Neither USELL nor any of its Subsidiaries will, prior to the repayment in full of the Notes, (x) enter into any equity line agreement or similar agreement or (y) issue, or enter into any agreement to issue, any equity interests with a variable/floating conversion and/or pricing feature which are or could be (by conversion or registration) (commonly known as “floorless convertible instruments”) free-trading equity interests (i.e. common stock subject to a registration statement).

12.         Conditions Precedent.

12.1         Initial Notes. The obligation of Purchasers to purchase the Initial Notes is subject to the satisfaction of such conditions precedent before or concurrently with the Initial Closing Date:

(i)          Related Agreements. Agent shall have received from each Company executed originals of this Agreement, the Note and the other Related Agreements and documents and instruments to be delivered in connection therewith.

(ii)         Searches, Filings, Registrations and Recordings. Agent shall have received copies of UCC, tax lien and judgment searches, or other evidence satisfactory to Lender, listing all effective financing statements which name each Company and its Subsidiaries (under present name, any previous name or any trade or doing business name) as debtor and covering all jurisdictions requested by Agent, together with copies of such other financing statements. Each document (including any UCC financing statement) required by this Agreement, or any other Related Agreements or under applicable law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected first priority security interest (subject to Permitted Encumbrances) in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto.

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(iii)        Corporate Proceedings. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or equivalent governing body) of each Company and each Guarantor authorizing (i) the execution, delivery and performance of this Agreement, the Notes and each of the other Related Agreements and (ii) the granting by any Company and each such Subsidiary of the first priority security interest in and liens upon the Collateral, in each case certified by a senior executive officer of any Company as of the Initial Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

(iv)        Incumbency Certificates. Agent shall have received a certificate of the officer of each Company and each Guarantor, dated the Initial Closing Date, as to the incumbency and signature of the officers of any Company and each Guarantor executing this Agreement, Related Agreements, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such officer.

(v)         Organization Documents. Agent shall have received a copy of all organization documents of each Company and each Guarantor, and all amendments thereto, certified by the applicable Secretary of State of the jurisdiction of organization and the officer of such company and the written certification of the officer of such company that no amendment or modification to the organization documents of such company has become effective since the date on which the organization documents of such company were last delivered to Agent, and copies of all agreements of the holders of equity interests in such company, certified as accurate and complete by a senior executive officer of such company.

(vi)        Good Standing Certificates. Agent shall have received good standing certificates for each Company and each Guarantor dated not more than fifteen (15) days prior to the Initial Closing Date, issued by and each jurisdiction where the conduct of business activities or the ownership of its properties necessitates qualification.

(vii)       Legal Opinion. Agent shall have received favorable written legal opinions in form and substance satisfactory to Agent, and each Company and each Guarantor hereby authorizes and directs such counsel to deliver such opinions to Agent and Purchasers.

(viii)      No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened against any Company, any of any Company’s Subsidiaries or against any officers or directors of any Company (A) in connection with this Agreement or any of the Related Agreements or any of the transactions contemplated hereby or thereby and which, in Agent’s sole and absolute discretion, is deemed material or (B) which could, in Agent’s sole and absolute discretion, have a Material Adverse Effect; and no injunction, writ, restraining order or other order of any nature materially adverse to any Company or the conduct of its business or inconsistent with the due consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority.

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(ix)         Fees and Expenses. Agent shall have received all fees and expenses payable to it on or prior to the Initial Closing Date.

(x)          Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) copies of any Company’s casualty insurance policies, together with loss payable endorsements naming Agent as loss payee, and (ii) copies of any Company’s liability insurance policies, together with endorsements naming Agent as an additional insured.

(xi)         Payment Instructions. Agent shall have received written instructions from any Company directing the application of proceeds of the issuance of the Initial Notes on the Initial Closing Date.

(xii)        Consents. Agent shall have received any and all consents necessary to permit the effectuation of the transactions contemplated by this Agreement and any of the Related Agreements. Agent shall have received such third party consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary.

(xiii)       Releases. Agent shall have received, in form and substance reasonably satisfactory to it, all releases, terminations and such other documents as Agent may reasonably request to evidence the repayment of the Indebtedness identified on Schedule 12.1 as to be repaid on the Initial Closing Date and the termination or release of any Liens, if any, securing such Indebtedness.

(xiv)      Solvency Certificate. Agent shall have received an officer’s certificate of each Company, dated as of the Initial Closing Date, certifying that each Company and Guarantor, on a consolidated basis, are Solvent after giving effect to the consummation of the transactions contemplated hereby, such certificate to be in form and substance to the reasonable satisfaction of Agent.

(xv)       Officer’s Certificate. Each Company shall have delivered to Agent a Certificate of such Company, in form and substance satisfactory to Agent, to the effect that (i) the representations and warranties in this Agreement are true, correct and complete on and as of the Initial Closing Date, (ii) neither this Agreement nor any of the Related Agreements contains any untrue statement of a material fact or omits a material fact necessary to make the statements therein not misleading, (iii) such Company shall have performed all agreements and satisfied all conditions which this Agreement and the other Related Agreements on or before the Initial Closing Date except as otherwise disclosed to and agreed to in writing by any Company and Agent, and (iv) no Default or Event of Default shall have occurred and be continuing.

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(xvi)      2015 Budget. Each Company shall have delivered to Agent a detailed annual budget and capital expenditure program for 2015 (from the Initial Closing Date through December 31, 2015) on a monthly basis, including consolidated balance sheets and income and cash flow statements with respect to such period, all certified by the principal financial officer of each Company.

(xvii)     Employment Agreements. Agent shall have completed satisfactory review and approval of employment agreements between each Company and each of the members of senior management of such Company.

(xviii)    Due Diligence. Agent shall have completed its legal and business due diligence, including Collateral examinations, background and credit checks with respect to each Company, each Guarantor and their respective management, with results satisfactory to Lender

(xix)       Quality Earnings Report. Agent shall have received a copy of the quality of earnings report prepared by an independent third party satisfactory to Agent with respect to “WeSellCellular.”

(xx)        Account Debtor Notifications. Agent shall have received notification letters executed by each Company and each Guarantor in blank to account debtors of such Company and Guarantor notifying account debtors that Agent has a security interest in the accounts of each Company and each Guarantor and directing such account debtors to make payment thereof directly to Agent.

12.2         Delayed Draw Notes. The obligation of each Purchaser to purchase the Deferred Draw Notes shall be subject to the further conditions precedent that on the Deferred Draw Closing Date, the following statements shall be true (and the giving of the applicable notice of issuance and issuance by any Company of such Notes to Purchasers shall constitute a representation and warranty by any Company that both on the date of such notice and on the Deferred Draw Closing Date such statements are true):

(i)          Initial Conditions Precedent. The conditions set forth in Section 12.1 are satisfied;

(ii)         Representations and Warranties. The representations and warranties contained in this Agreement and the Related Agreements are correct in all material respects on and as of such date, before and after giving effect to such issuance and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such issuance, in which case, as of such specific date; and

(iii)        No Default. No Default or Event of Default has occurred and is continuing, or would result from such issuance or from the application of the proceeds therefrom.

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(iv)        Good Standing Certificates. Agent shall have received good standing certificates for each Company and each Guarantor dated not more than fifteen (15) days prior to the Deferred Draw Closing Date, issued by and each jurisdiction where the conduct of business activities or the ownership of its properties necessitates qualification.

(v)         Officer’s Certificate. Each Company shall have delivered to Agent a Certificate of any Company, in form and substance satisfactory to Agent, to the effect that (A) the representations and warranties in this Agreement are true, correct and complete on and as of the Deferred Draw Closing Date, (B) neither this Agreement nor any of the Related Agreements contains any untrue statement of a material fact or omits a material fact necessary to make the statements therein not misleading, (C) each Company shall have performed all agreements and satisfied all conditions which this Agreement and the other Related Agreements on or before the Deferred Draw Closing Date except as otherwise disclosed to and agreed to in writing by any Company and Agent, and (iv) no Default or Event of Default shall have occurred and be continuing.

(vi)        Legal Opinion. Agent shall have received favorable written legal opinions in form and substance satisfactory to Agent, and each Company and each Guarantor hereby authorizes and directs such counsel to deliver such opinions to Agent and Purchasers.

(vii)       Fees and Expenses. Agent shall have received all fees and expenses payable to it on or prior to the Deferred Draw Closing Date.

(viii)      Disbursement Instructions. Agent shall have received written instructions from any Company directing the application of proceeds of the issuance of the Deferred Draw Notes on the Deferred Draw Closing Date.

(ix)         Other. Any Company shall have delivered such other approvals, opinions or documents as any Creditor Party through Agent shall reasonably request.

13.          Miscellaneous.

13.1        Governing Law, Jurisdiction and Waiver of Jury Trial.

(a)          THIS AGREEMENT AND THE OTHER RELATED AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

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(b)          EACH COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN SUCH COMPANY, ON THE ONE HAND, AND ANY CREDITOR PARTY, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER RELATED AGREEMENTS; PROVIDED, THAT EACH CREDITOR PARTY AND EACH COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY CREDITOR PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION IN WHICH ANY OF THE COLLATERAL IS LOCATED TO COLLECT THE LIABILITIES, TO REALIZE ON THE COLLATERAL (AS DEFINED IN THE SECURITY AGREEMENT) OR ANY OTHER SECURITY FOR THE LIABILITIES, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY CREDITOR PARTY. EACH COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH COMPANY AT THE ADDRESS SET FORTH IN SECTION 13.9 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON SUCH COMPANY’S ACTUAL RECEIPT THEREOF OR FIVE (5) BUSINESS DAYS AFTER DEPOSIT IN THE U.S. MAIL, PROPER POSTAGE PREPAID.

(c)          THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND/OR OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY CREDITOR PARTY AND/OR ANY COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

13.2        Severability. Wherever possible each provision of this Agreement and the Related Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Related Agreement shall be prohibited by or invalid or illegal under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity or illegality, without invalidating the remainder of such provision or the remaining provisions thereof which shall not in any way be affected or impaired thereby.

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13.3        Independent Nature of Purchasers. The obligations of each Purchaser hereunder are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder. The decision of Purchaser to purchase the Notes pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of any Company or any of its Subsidiaries which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, the Notes and the other Related Agreements, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

13.4        Survival, Etc. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Creditor Party and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of any Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by such Company hereunder solely as of the date of such certificate or instrument. All indemnities set forth herein shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the obligations arising hereunder, under the Notes and under the other Related Agreements.

13.5        Successors.

(a)          Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Person which shall be a holder of any Note or Closing Shares from time to time, other than the holders of Common Stock which has been sold by any Purchaser pursuant to Rule 144 or an effective registration statement. Each Creditor Party may assign any or all of the Liabilities to any Person and, subject to acceptance and recordation thereof by Agent pursuant to Section 12.5 and receipt by Agent of a copy of the agreement or instrument pursuant to which such assignment is made (each such agreement or instrument, an “Assignment Agreement”), any such assignee shall succeed to all of such Creditor Party’s rights and obligations with respect thereto. Upon such assignment, such Creditor Party shall be released from all responsibility for the Collateral. Each Creditor Party may from time to time sell or otherwise grant participations in any of the Liabilities and the holder of any such participation shall, subject to the terms of any agreement between such Creditor Party and such holder, be entitled to the same benefits as such Creditor Party with respect to any security for the Liabilities in which such holder is a participant. Each Company agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Liabilities as fully as though such Company were directly indebted to such holder in the amount of such participation. No Company may assign any of its rights or obligations hereunder without the prior written consent of Agent. All of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the undersigned, and shall bind the representatives, successors and permitted assigns of each Company.

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(b)          Agent shall maintain, or cause to be maintained, for this purpose only as agent of Companies, (i) a copy of each Assignment Agreement delivered to it and (ii) a book entry system, within the meaning of U.S. Treasury Regulation Sections 15f.103-1(c) and 1.871-14(c) (the “Register”), in which it will register the name and address of each Purchaser and the name and address of each assignee of each Purchaser under this Agreement, and the principal amount of, and stated interest on, the Notes owing to each such Purchaser and assignee pursuant to the terms hereof and each Assignment Agreement. The right, title and interest of Purchasers and their assignees in and to such Notes shall be transferable only upon notation of such transfer in the Register, and no assignment thereof shall be effective until recorded therein. Each Company and each Creditor Party shall treat each Person whose name is recorded in the Register as a Purchaser pursuant to the terms hereof as a Purchaser and owner of an interest in the Liabilities hereunder for all purposes of this Agreement, notwithstanding notice to the contrary or any notation of ownership or other writing or any Notes. The Register shall be available for inspection by Companies or any Purchaser, at any reasonable time and from time to time, upon reasonable prior notice.

13.6        Entire Agreement; Maximum Interest. This Agreement, the Related Agreements, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. Nothing contained in this Agreement, any Related Agreement or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Companies to Purchasers and thus refunded to Companies. Interest and payments shall be computed on the basis of actual days elapsed in a year of 360 days.

13.7        Amendment and Waiver.

(a)          This Agreement may be amended or modified only upon the written consent of Companies and Agent.

(b)          The obligations of Companies and the rights of the Creditor Parties under this Agreement may be waived only with the written consent of Agent.

(c)          The obligations of the Creditor Parties and the rights of Companies under this Agreement may be waived only with the written consent of Companies.

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13.8        Delays or Omissions; Remedies. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative and not alternative. Purchasers and each holder of the Notes shall have all rights and remedies set forth herein and in each Related Agreement and all rights and remedies that Purchasers and holders have been granted at any time under any other agreement or contract and all of the rights that Purchasers and holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without any requirement to post a bond or other security or prove actual damages, which requirements each of the parties waives to the fullest extent permitted by law), to recover damages by reason of any breach of any provision of this Agreement or any Related Agreement and to exercise all other rights granted by law.

13.9        Notices. All notices required or permitted hereunder or any Related Agreement shall be in writing and shall be deemed effectively given:

(a)          upon personal delivery to the party to be notified;

(b)          when sent by confirmed facsimile if sent during normal business hours of the recipient, or, if not, then on the next business day;

(c)          five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d)          one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to any Company, to:	To the address indicated under its signature on the signature pages hereto

If to Agent, to:	To the address indicated under its signature on the signature pages hereto

If to a Purchaser:	To the address indicated under its signature on the signature pages hereto or at such other address as any Company or the applicable Creditor Party may designate by written notice to the other parties hereto given in accordance herewith.

13.10        Form of Payment. Any Company hereby covenants, acknowledges and agrees that any payments to be made to any Purchaser pursuant to this Agreement, the Notes or any Related Agreement shall be made by wire transfer of immediately available funds to such bank or location as such Purchaser may direct in writing from time to time.

13.11        Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement or any Related Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement and/or such Related Agreement, including such reasonable fees and expenses of attorneys and accountants, which shall include all fees, costs and expenses of appeals.

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13.12      Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

13.13      Signatures; Counterparts. This Agreement may be executed by facsimile or electronic signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

13.14      Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each Company further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 13.14 being untrue.

13.15      Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and the Related Agreements and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement or any Related Agreement to favor any party against the other. Unless the context otherwise requires, (i) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (ii) the words “hereof,” “herein” and words to similar effect refer to this Agreement in its entirety, and (iii) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

13.16      Joint and Several Obligations.

(a)          All Liabilities (as defined below) of each Company to each Creditor Party shall be joint and several, and such obligations and liabilities on the part of Companies shall in no way be affected by any extensions, renewals and forbearance granted by the Creditor Parties to any Company, failure of the Creditor Parties to give any Company any notice, any failure of the Creditor Parties to pursue to preserve its rights against any Company, the release by Agent of any collateral now or thereafter acquired from any Company, and such agreement by any Company to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by any Creditor Party to any Company or any collateral for such Obligations or the lack thereof. As used in this Agreement, “Liabilities” has the meaning given to such term in the Security Agreement.

(b)          Each Company expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Company may now or hereafter have against the other or other Person directly or contingently liable for the Obligations, or against or with respect to any other’s property (including, without limitation, any property which is collateral for the Obligations), arising from the existence or performance of this Agreement, until all Obligations have been indefeasibly paid in full and this Agreement has been irrevocably terminated.

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(c)          Each Company represents and warrants to each Creditor Party that (i) such Companies have one or more common shareholders, directors and officers, (ii) the businesses and corporate activities of Companies are closely related to, and substantially benefit, the business and corporate activities of Companies, (iii) the financial and other operations of Companies are performed on a combined basis as if Companies constituted a consolidated corporate group and (iv) Companies will receive a substantial economic benefit from entering into this Agreement and will receive a substantial economic benefit from all amounts advanced by any Purchaser to either Company in connection with the transactions contemplated hereby, in each case, whether or not such amount is used directly by such Company.

13.17        Agency. Each Purchaser has pursuant to an Administrative and Collateral Agency Agreement designated and appointed Agent as the administrative and collateral agent of such Purchaser under this Agreement and the Related Agreements.

13.18        Costs and Expenses. Companies jointly and severally agree to pay on demand, all costs and expenses of every kind incurred by any Purchaser or Agent: (a) in enforcing this Agreement or any of the Related Agreements, (b) in collecting any of the Obligations from any Company or any Guarantor, (c) in realizing upon or protecting or preserving any Collateral, and (d) in connection with any amendment of, modification to, waiver or forbearance granted under, or enforcement or administration of this Agreement or any of the Related Agreements or for any other purpose in connection with this Agreement or any of the Related Agreements, in each case, to the extent any Purchaser or Agent may take such action pursuant to the terms and conditions of this Agreement or any of the Related Agreements.  “Costs and expenses” as used in the preceding sentence shall include reasonable attorneys’ fees incurred by any Purchaser or Agent in retaining legal counsel for advice, suit, appeal, any insolvency or other proceedings under the U.S. Bankruptcy Code or otherwise, or for any purpose specified in the preceding sentence.

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IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth about.

COMPANIES:

USELL.COM, INC.

By:	/s/ Nikhil Raman
Name: Nikhil Raman
Title: Chief Executive Officer

Address for Notices:

171 Madison Avenue, 17th Floor
New York, New York 10016

BST DISTRIBUTION, INC.

By:	/s/ Brian Tepfer
Name: Brian Tepfer
Title: Chief Executive Officer

Address for Notices:

20 Nancy Street, Unit B
West Babylon, NY 11704

WE SELL CELLULAR LLC

By:	/s/ Nikhil Raman
Name: Nikhil Raman
Title: Manager

Address for Notices:

20 Nancy Street, Unit B
West Babylon, NY 11704

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

PURCHASERS:

Senior Health Insurance Company of Pennsylvania

By:	/s/
Name:
Title:

Address for Notices:

c/o B Asset Manager, LP
1370 Avenue of the Americas, 32nd Floor
New York, New York 10019
Attn: Daniel Saks
Facsimile: (212) 260-5051
Email: dsaks@bassetmanager.com

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

AGENT:

BAM ADMINISTRATIVE SERVICES LLC

By:	/s/
Name:
Title:

Address for Notices:

c/o B Asset Manager, LP
1370 Avenue of the Americas, 32nd Floor
New York, New York 10019
Attn: Daniel Saks
Facsimile: (212) 260-5051
Email: dsaks@bassetmanager.com

With a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Scott J. Giordano, Esq.
Facsimile: (212) 504-2669
Email: sgiordano@loeb.com

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT